Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED STOCK PURCHASE AGREEMENT

This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 24th day of December, 2009, by and between PMA CAPITAL CORPORATION, a Pennsylvania corporation (the “Seller”), and ARMOUR REINSURANCE GROUP LIMITED, a Bermuda corporation (the “Buyer”).

PREAMBLE

The Seller, directly or through one or more of its wholly-owned subsidiaries, is the beneficial and record owner of 500,000 shares of common stock, $10.00 par value per share, of PMA Capital Insurance Company (“PMACIC”), a Pennsylvania domestic property and casualty insurance company, 1,000 shares of common stock, $.01 par value per share of PMA Re Management Company (“PMA RE”), a Pennsylvania corporation, and 1,000,000 ordinary shares, $1.00 par value per share of High Mountain Reinsurance, Ltd., a Cayman Islands exempted limited liability company (“HMR”, and collectively with PMACIC and PMA RE, the “Companies”), which represent all of the issued and outstanding shares of the capital stock of the Companies (the “Shares”).   The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Shares upon the terms and subject to the conditions of this Agreement.

The Seller and the Buyer are parties to that certain Stock Purchase Agreement, dated as of March 28, 2008 (the “Original Execution Date”), as amended by those certain Letter Agreements, dated September 11, 2008, December 12, 2008, March 27, 2009, June 24, 2009 and October 30, 2009, between the Seller and the Buyer (the “Original Purchase Agreement”).  The Seller and the Buyer wish to amend and restate the Original Purchase Agreement.

Accordingly, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, and subject to and on the terms and conditions set forth in this Agreement, the parties hereto, each intending to be legally bound hereby, agree to amend and restate the Original Purchase Agreement as follows:

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms.  Capitalized terms used in this Agreement shall have the meanings specified in Section 12.1, or elsewhere in this Agreement.

ARTICLE 2

SALE AND PURCHASE OF SHARES

2.1 Sale and Purchase of Shares.  At the Closing (as defined in Section 4.1) and upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, or shall cause to be sold, conveyed, assigned, transferred and delivered to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Shares, including all of the Seller’s right, title and interest in and to the Shares, free and clear of any and all Liens (as defined in Section 5.4.2).   In consideration thereof and the

covenants of the Seller hereunder, the Buyer shall pay to the Seller an amount equal to $100,000 (the “Purchase Price”) in cash, payable by inter-bank wire transfer at the Closing.

2.2 [RESERVED]

2.3 [RESERVED]

2.4 [RESERVED]

2.5 Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver to the Buyer:

(a) stock certificates representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, and with all appropriate stock transfer stamps affixed;

(b) certificate(s) of the Secretary or Assistant Secretary of the Seller, dated as of the Closing Date, as to the resolutions duly and validly adopted by the Board of Directors, or other governing body, of the Seller evidencing its authorization of the execution, delivery and performance of the Transaction Agreements to which the Seller is a party and such other documents as may be reasonably necessary to consummate the other transactions contemplated by the Transaction Agreements;

(c) the Seller’s Closing Certificate (as defined in Section 8.1);

(d) evidence reasonably satisfactory to the Buyer of the Seller’s contribution of $3,100,000 in cash to PMACIC in exchange for a surplus note with a principal amount equal to such contribution, in substantially the form attached hereto as Exhibit H-1 and approved by the Pennsylvania Department of Insurance (the “Seller Surplus Note”);

(e) the Support Agreements;

(f) the Seller Promissory Note (as defined in Section 7.9);

(g) the ASA (as defined in Section 7.9); and

(h) such other customary instruments of transfer, assumptions, filings, agreements or documents, in form and substance reasonably satisfactory to the Buyer, as may be required to give effect to the transactions contemplated in the Transaction Agreements.

2.6 Closing Deliveries by the Buyer.  At the Closing, the Buyer shall deliver to the Seller:

(a) the Buyer’s Closing Certificate (as defined in Section 9.1); and

(b) evidence reasonably satisfactory to the Seller of the Buyer’s contribution of $2,000,000 in cash to PMACIC in exchange for a surplus note with a principal amount equal to such contribution, in substantially the form attached hereto as Exhibit H-2 and approved by the Pennsylvania Department of Insurance (the “Buyer Surplus Note”).

ARTICLE 3

RELATED MATTER

3.1 Use of the Companies’ Names. Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in the name “PMA” or “PMA Capital” or any trade names, trademarks, identifying logos or service marks related thereto or employing the words “PMA” or “PMA Capital” or any part or variation of any of the foregoing or any confusingly similar trade name, trademark or logo (collectively, the “Seller’s Trademarks and Logos”).  As promptly as practicable after the Closing Date, but no later than four (4) months after the Closing Date, or such longer time as may be necessary to comply with and satisfy the requirements of the applicable insurance laws and regulations or insurance regulatory authority, the Buyer will cause PMACIC and PMA RE to (i) take any and all action to change their corporate names, including by amending their certificates of incorporation to remove any reference to the words “PMA” and “PMA Capital,” subject to obtaining all required regulatory approvals, and (ii) remove, strike over and otherwise obliterate all of the Seller’s Trademarks and Logos from all materials constituting the Companies’ properties and assets, including any business cards, schedules, stationery, displays, signs, promotional and sales materials, manuals, forms, software and other materials, except for such use as is required to comply with applicable insurance laws and regulations or insurance regulatory authority; provided, however, with respect to (i) and (ii), neither the Buyer nor its Affiliates shall be required to relabel or destroy any existing stationery, business cards, purchase orders, agreements of sale, warranties, indemnifications, invoices or other correspondence or other documents of a contractual nature, that were distributed to or are in the possession of third parties prior to the Closing Date.

ARTICLE 4

CLOSING

4.1 Closing Date and Location.  The consummation of the sale and purchase of the Shares contemplated hereby (the “Closing”) shall take place at the offices of the Seller in Philadelphia, Pennsylvania at 10:00 a.m. local time, on the fifth Business Day following the date on which all of the conditions set forth in Articles 8 and 9 become satisfied or waived (the “Condition Satisfaction”), or such other place, time or date as the Buyer and the Seller may otherwise mutually agree in writing.  The time and date upon which the Closing occurs is herein called the “Closing Date”.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

The Seller represents, warrants and covenants to the Buyer, and acknowledges that the Buyer intends to rely upon such representations, warranties and covenants, as of the Original

Execution Date and as of the Closing Date (in both cases, except for Seller Representations relating to another date) as follows:

5.1 Due Incorporation and Authority of the Seller.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

5.2 Due Incorporation and Authority of the Companies.  PMACIC and PMA RE are corporations duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and HMR is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands, and each of them has all requisite corporate power and authority to own, lease and operate its Assets and to carry on its business as now and heretofore conducted.  The Companies are duly qualified as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of their owned, operated or leased properties or the nature of their activities makes such qualification necessary.

5.3 Subsidiaries and Other Affiliates.

5.3.1 The Companies do not directly or indirectly have any subsidiaries or own or have the power to vote shares of any capital stock or other ownership interests of any Person such that it has voting power to elect a majority of the directors of such Persons or to Control such Persons.  Except for marketable securities held in their investment portfolios, the Companies do not directly or indirectly own any interest in any other Person.

5.3.2 There are no off-balance sheet transactions, arrangements, obligations, or relationships to which any of the Companies is a party, except as set forth in Schedule 5.3.2.

5.4 Outstanding Capital Stock and Title to the Shares.

5.4.1 PMACIC is authorized to issue 2,000,0000 shares of common stock, par value $10.00 per share, 500,000 shares of which are issued and outstanding, and PMA RE is authorized to issue 1,000 shares of common stock, par value $.01 per share, all of which are issued and outstanding, and HMR is authorized to issue 1,000,000 ordinary shares, par value $1.00 per share, all of which are issued and outstanding, and 40,000 preferred shares, par value $100.00 per share, none of which are issued and outstanding.  There exist no other authorized, issued or outstanding shares (including treasury shares) of capital stock or other equity securities of the Companies, no securities of the Companies convertible directly or indirectly into or exchangeable directly or indirectly for any capital stock or other equity security of the Companies, no options, warrants, puts, calls or rights of conversion or other rights (including any preemptive rights) to acquire directly or indirectly from the Companies or the Seller or any Affiliate of the Seller any capital stock or other equity security of the Companies, and no other contracts, understandings, agreements, arrangements, obligations (whether or not contingent) or commitments by which the Companies are or may be bound to issue, repurchase, exchange or convert any capital stock or other equity security of the Companies.

5.4.2 All of the Shares are owned beneficially and of record by the Seller (directly or through one or more of the Seller’s wholly-owned subsidiaries) free and clear of any lien, pledge, mortgage, deed of trust, hypothecation, security interest, encumbrance, claim, lease, charge, option, right of first or last refusal or offer, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever (each a “Lien”), other than restrictions on transfer generally under any applicable state and federal securities and insurance laws.  Upon delivery of the Purchase Price, the Seller will convey to the Buyer good and valid title to the Shares, free and clear of all Liens.

5.4.3 All of the Shares are duly authorized and validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights.

5.4.4 Except for the Required Consents and Insurance Regulatory Approvals (each as defined in Section 5.19), there are no restrictions on the sale, transfer and assignment by the Seller of the Shares to the Buyer, and no approval or consent of any Person is required for the Seller to validly effect the sale of the Shares.  None of the Companies or the Seller is a party to any Contract (as defined in Section 5.19) concerning any or all of the Shares other than, in the case of the Seller, this Agreement, including any voting trust, stockholder agreement, proxy or other agreement with respect to the voting or transfer of the capital stock of the Companies.

5.5 Authority to Execute and Perform Agreement; Enforceability.  The Seller has the full legal right and power and all corporate power, authority and approvals required to execute and deliver this Agreement and the other Transaction Agreements to which it is or will be a party, and to consummate the transactions contemplated by, and to perform fully its obligations hereunder and thereunder.  The execution and delivery by the Seller of this Agreement and the other Transaction Agreements to which it is or will be party, the consummation of the transactions contemplated hereby and thereby, and the performance by the Seller of its obligations under this Agreement and such Transaction Agreements, have been duly authorized by all requisite corporate action on the part of the Seller.  This Agreement has been, and upon execution and delivery of the other Transaction Agreements to which the Seller is or will be a party, such other Transaction Agreements will be, duly executed and delivered by the Seller, and this Agreement constitutes, and upon execution and delivery of the other Transaction Agreements to which the Seller is or will be party, such other Transaction Agreements will constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms.

5.6 Charter Documents and Corporate Records.  The Seller has heretofore delivered to the Buyer true and complete copies of the Certificate of Incorporation, Articles of Association and Memorandum of Association of HMR and the Certificates of Incorporation, Articles of Incorporation and Bylaws of PMACIC and PMA RE as in effect on the Original Execution Date (collectively, the “Organizational Documents”), and no amendments to any Organizational Document shall be made from the Original Execution Date through the Closing Date.  The minute books of the Companies now contain, and on the Closing Date will contain, a true and complete record of all corporate action taken by the Companies, or hereafter taken on or prior to the Closing Date, at the meetings or by written consents of shareholders and each of the Companies’ Board of Directors and any committees thereof.  The stock certificate books and records of the Companies accurately reflect the ownership of the capital stock of the Companies.

5.7 Financial Statements.

5.7.1 Schedule 5.7.1 sets forth a true, complete and correct copy of (i) the Annual Statement of PMACIC as filed with the Pennsylvania Department of Insurance for the year ended December 31, 2008, (ii) the audited statutory balance sheet and the audited statutory income statement and cash flow statement of PMACIC as of and for the year ended December 31, 2008 (together with the accompanying audit reports prepared by PMACIC’s independent auditor) and (iii) the unaudited statutory balance sheet and the unaudited statutory income statement and cash flow statement of PMACIC as of and for the nine month period ended September 30, 2009 ((ii) and (iii) collectively, the “PMACIC Financial Statements”, as set forth on Exhibit C-1, and (i), (ii) and (iii) collectively, the “PMACIC Financials”), (iv) the unaudited balance sheet and the unaudited statement of income of the operations of PMA RE as of and for (a) the fiscal year ended December 31, 2008 and (b) the nine-month period ended September 30, 2009 (the “PMA RE Financial Statements”, as set forth on Exhibit C-2), (v) the audited balance sheet and the audited statement of income, changes in stockholders’ equity and cash flows of the operations of HMR as of and for the fiscal year ended December 31, 2008 and (vi) the unaudited balance sheet and the unaudited statement of income, changes in stockholders’ equity and cash flows of the operations of HMR as of and for the nine-month period ended September 30, 2009 ((v) and (vi) collectively, the “HMR Financial Statements”, as set forth on Exhibit C-3, and collectively with the PMACIC Financial Statements and the PMA RE Financial Statements, the “Financial Statements”).

5.7.2 The PMACIC Financials (i) have been prepared, in all material respects, in accordance with the accounting practices prescribed or permitted by the Pennsylvania Department of Insurance applied on a consistent basis (“SAP”) during the period involved; (ii) are true and correct in all material respects and present fairly, in accordance with SAP, the statutory financial position of PMACIC as of the date thereof and the statement of income, results of operations, capital and surplus accounts and cash flows of PMACIC for the period then ended; and (iii) accurately reflect in all material respects the books of account and other financial records of PMACIC.

5.7.3 The PMA RE Financial Statements (i) have been prepared, in all material respects, in accordance with GAAP during the period involved; (ii) are true and correct in all material respects and present fairly, in accordance with GAAP, the financial position of PMA RE as of the date thereof and the statement of income, results of operations, changes in stockholders’ equity and cash flows of PMA RE for the period then ended; and (iii) accurately reflect in all material respects the books of account and other financial records of PMA RE.

5.7.4 The HMR Financial Statements (i) have been prepared, in all material respects, in accordance with GAAP during the period involved; (ii) are true and correct in all material respects and present fairly, in accordance with GAAP, the financial position of HMR as of the date thereof and the statement of income, results of operations, changes in stockholders’ equity and cash flows of HMR for the period then ended; and (iii) accurately reflect in all material respects the books of account and other financial records of HMR.

5.8 Closing Date Assets.

5.8.1 Schedule 5.8.1 sets forth a true, correct and complete list of any and all investment assets, including, bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives and all other instruments of indebtedness, stocks, partnership or joint venture interests or certificates issued by or interests in trusts and all other assets acquired for investment purposes that are beneficially owned by any of the Companies as of November 30, 2009 (such investment assets, together with all investment assets acquired by any Company between November 30, 2009 and the Closing Date are referred to herein as the “Investment Assets”).  Schedule 5.8.1 also sets forth for each of the Investment Assets the issuer of such Investment Asset, the amount owned of such Investment Asset, the maturity date of such Investment Asset (if applicable) and the fair market value of such Investment Asset as of November 30, 2009.  Each Company has good title to all of the Investment Assets it purports to own, free and clear of all Liens.

5.8.2 The Investment Assets of the Companies do and shall consist solely of (i) cash and cash equivalents, (ii) highly liquid publicly-traded, investment grade fixed-income securities rated by at least one NRSRO (Nationally Recognized Securities Ratings Organization) with no single issuer (except the U.S.  Government and agencies thereof) obligated for more than 5% of the total statutory book value of the securities portfolio and (iii) shares of common stock owned by PMACIC and described in the Identified Investments Promissory Note.

5.8.3 The Invested Asset Statement was prepared in good faith and sets forth a true and accurate listing of, and a good faith calculation of the fair market value of, the Investment Assets of the Companies as of the last calendar day of the month immediately prior to the Closing.

5.8.4 Schedule 5.8.4 contains a true, correct and complete list of all information technology, business equipment, vehicles, furniture and other tangible personal property owned by any of the Companies as of the date of this Agreement.

5.8.5 Schedule 5.8.5 contains a true, correct and complete list and description of each lease or other agreement or right (showing in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which (i) with respect to any such written agreement, any of the Companies holds or operates, or is lessee of, as of the date of this Agreement, any machinery, business equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Companies without penalty or payment on notice of thirty (30) days or less, or which involves the payment by the Companies of rentals of less than $1,000 per year or (ii) with respect to any such oral agreement, any of the Companies, to the Knowledge of the Seller, holds or operates or is lessee of, as of the date of this Agreement, any machinery, business equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Companies without penalty or payment on notice of thirty (30) days or less, or which involves the payment by the Companies of rentals of less than $1,000 per year.

5.8.6 Schedule 5.8.6 contains a list of all reinsurance receivables from each individual reinsurer as of September 30, 2009 and a list of all other assets with a carrying value greater than $10,000.  The Reinsurance Receivable Statement shall be true and correct as of the date on which it is delivered to the Buyer pursuant to Section 7.23.

5.9 Availability of Assets.  Except as set forth in Schedule 5.9, the assets and properties owned or leased by the Companies (i) constitute all the assets used in the business of any of the Companies (including all Books and Records), (ii) constitute all of the assets necessary and sufficient to operate the business of any of the Companies in the Ordinary Course of Business and (iii) are in good and serviceable condition (subject to normal wear and tear).

5.10 Undisclosed Liabilities.

5.10.1 As of the date of this Agreement, PMACIC does not have any material liability or obligation of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as and to the extent properly reflected, reserved against or disclosed in the September 30, 2009 PMACIC Financials or the Reports, (ii) for liabilities incurred after the date of the most recent of the PMACIC Financials, in the Ordinary Course of Business and (iii) as set forth in Schedule 5.10.1.  The Buyer acknowledges that it has received copies of the Reports and acknowledges that the amount of liabilities and obligations with respect to claims under Insurance Contracts of PMACIC noted in the Reports are greater than the amount of such liabilities and obligations recorded or reserved for on the PMACIC Financial Statements.

5.10.2 As of the date of this Agreement, PMA RE does not have any material liability or obligation of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due except (i) as and to the extent properly reflected, reserved against or disclosed in the most recent of the PMA RE Financial Statements and (ii) for liabilities incurred after the date of the most recent of the PMA RE Financial Statements, in the Ordinary Course of Business.

5.10.3 As of the date of this Agreement, HMR does not have any material liability or obligation of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due except (i) as and to the extent properly reflected, reserved against or disclosed in the most recent of the HMR Financial Statements and (ii) for liabilities incurred after the date of the most recent of the HMR Financial Statements, in the Ordinary Course of Business.

5.10.4 At the Closing, the Companies will have no liability or obligation of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except for (i) accounts payable and accrued expenses incurred in the Ordinary Course of Business, (ii) insurance or reinsurance liabilities that are properly reserved for in the PMACIC Financial Statements or the HMR Financial Statements, as applicable, and (iii) liabilities as and to the extent disclosed in the Reports.  The Buyer acknowledges that it has received copies of the Reports and acknowledges that the amount of liabilities and obligations with respect to claims under Insurance Contracts of PMACIC noted in the Reports are greater than the amount of such liabilities and obligations recorded or reserved for on the PMACIC Financial Statements.

5.10.5 For the purposes of this Section 5.10 only, “material liabilities” shall mean any liability with a reasonably expected value in excess of $50,000.

5.11 Tax Matters.

5.11.1 Except as set forth in Schedule 5.11.1, (i) each of the Companies, each Subsidiary and each Company Group has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate in all material respects and disclose all Taxes required to be paid by the Companies, each Subsidiary and each Company Group for the periods covered thereby; (iii) none of the Companies, any Subsidiary nor any Company Group is currently the beneficiary of any extension of time within which to file any Tax Return; (iv) all Taxes (whether or not shown on any Tax Return) owed by any of the Companies, any Subsidiary or any Company Group have been timely paid; (v) none of the Companies, any Subsidiary or any member of any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (vi) the Tax Returns referred to in clause (i) have been examined by the appropriate Taxing authority for the period for assessment of the Taxes in respect of which each such Tax Return was required to be filed (taking into account all applicable extensions and waivers) has expired; (vii) to the Knowledge of the Seller, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes owed by any of the Companies, any Subsidiary or any Company Group and no basis exists therefor; (viii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (ix) there are no Tax rulings, requests for rulings, or closing agreements relating to any of the Companies, any Subsidiary or any Company Group which could affect any of the Companies’ or any Subsidiary’s liability for Taxes for any period after the Closing Date; (x) as a result of a change in accounting method for a Tax period beginning on or before the Closing Date or for any Straddle Period, none of the Companies or any Subsidiary will be required to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or other Tax law) in taxable income for any Tax period ending after the Closing Date; (xi) as a result of any “closing agreement” (as described in Section 7121 of the Code or any corresponding provision of state or local Tax law), none of the Companies or any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, any taxable period ending after the Closing Date; (xii) no claim in writing has ever been made by a Taxing authority in a jurisdiction where any of the Companies or any Subsidiary has never paid Taxes or filed Tax Returns asserting that any of the Companies or any Subsidiary is or may be subject to Taxes assessed by such jurisdiction; (xiii) all Tax Sharing Arrangements and Tax indemnity arrangements relating to any of the Companies or any Subsidiary (other than this Agreement) will terminate prior to the Closing Date and none of the Companies nor any Subsidiary will have any liability thereunder on or after the Closing Date; (xiv) there are no liens for Taxes upon the assets of any of the Companies or any Subsidiary except liens relating to current Taxes not yet due; (xv) all Taxes which any of the Companies, any Subsidiary or any Company Group are required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority; (xvi) none of the Companies or any Subsidiary has been a member of any Company Group other than each Company Group of which it is a member as of the Original Execution Date and none of the Companies or any Subsidiary has had any direct or indirect ownership in any corporation, partnership, joint venture or other entity other than the Subsidiaries and corporations that are currently members of the Company Group of which the Seller is the common parent corporation; (xvii) no income or gain of any of the Companies or any Subsidiary has been deferred pursuant to current or former Treasury Regulation §§ 1.1502-13 or -14, or current or former Temporary Treasury Regulation §§ 1.1502-13T or -14T, or Proposed Treasury

Regulation § 1.1502-13; and (xviii) no excess loss account (as described in Treasury Regulation §§ 1.1502-19 and 1.1502-32) exists with respect to any of the Companies or any Subsidiary.

5.11.2 No Contemplated Transaction (as defined in Section 5.19) is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”) and no stock transfer Taxes, sales Taxes, use Taxes, real estate transfer or gains Taxes or other similar Taxes will be imposed on the Contemplated Transactions.

5.11.3 As a direct or indirect result of the Contemplated Transactions, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.  Except as set forth in Schedule 5.11.3, as a direct or indirect result of the Contemplated Transactions, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits will be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

5.11.4 Except as set forth in Schedule 5.11.4, and with respect to each reinsurance agreement with a foreign party, the Companies have paid any excise Taxes due pursuant to Section 4371 of the Code or otherwise.

5.11.5 PMACIC qualifies as an insurance company other than a life insurance company for U.S. federal income tax purposes and is subject to U.S. federal income taxation under Part II of Subchapter L of Chapter 1 of subtitle A of the Code.  As of the Closing Date, PMACIC has reported its reserves for U.S. federal income tax purposes in accordance with the requirements of Section 846 of the Code and has calculated its earned and unearned premium in accordance with Section 832(b)(4) of the Code.

5.11.6 Except as set forth in Schedule 5.11.6, PMACIC has not issued or reinsured any contracts subject to Sections 72, 79, 101, 104-106, 125, 130, 264, 401, 403, 408, 408A, 419, 419A, 457, 817, 817A, 818, 7702, 7702A and 7702B of the Code and the Treasury Regulations thereunder.

5.11.7 HMR has not made an election under Section 953(d) of the Code and is operated such that it is not engaged in a U.S. trade or business for U.S. federal income tax purposes.

5.11.8 To the Knowledge of the Seller, no basis exists for the IRS to make any allocations, recharacterizations or adjustments under Section 845 of the Code with respect to any Reinsurance Agreements (as defined in Section 5.17).

5.11.9 Except as set forth in Schedule 5.11.9, all Insurance Contracts (as defined in Section 5.16.1) and/or Reinsurance Agreements issued or entered into by any of the Companies are characterized as insurance for U.S. federal income tax purposes.

5.11.10 None of the Subsidiaries (i) is an insurance company for U.S. federal income tax purposes; or (ii) has written or issued any Insurance Contracts or Reinsurance Agreements.

5.12 Compliance with Laws.

5.12.1 Except as set forth in Schedule 5.12.1, there are no Orders outstanding to which any of the Companies or any of the Assets are bound.

5.12.2 The Companies have complied with all Orders and applicable Laws and have not been, and are not, in violation of any Order or any applicable Law.

5.12.3 The Seller has heretofore delivered to the Buyer true and complete copies of the Report of Examination of PMACIC covering the five (5) year period ended December 31, 2002 prepared by the Pennsylvania Insurance Department.  No understandings, agreements or stipulations exist between the Pennsylvania Insurance Department and the Seller or PMACIC relating to the conduct of PMACIC except to the extent expressly contained in the Report of Examination as set forth on Schedule 5.12.3.  The Buyer acknowledges that it has received a copy of the Draft Report, but understands that such draft report is in a preliminary form and has not been finalized as of the date of this Agreement.

5.13 Reserves.  The loss reserves and other actuarial amounts of (i) PMACIC as reflected in the PMACIC Financials and (ii) HMR as reflected in the HMR Financial Statements: (A) were determined in all material respects in accordance with prevailing industry standards recommended by the Casualty Actuarial Society (except as otherwise noted in such financial statements), (B) were fairly stated in accordance with sound actuarial principles, (C) satisfied all applicable Laws and have been computed on the basis of methodologies consistent with those used in computing the corresponding reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such PMACIC Financials or HMR Financial Statements, as the case may be, and (D) include provisions for all actuarial reserves and related items which ought to be established in accordance with prudent practices generally followed in the property and casualty insurance or reinsurance industries, as applicable.  To the Knowledge of the Seller, except as set forth in the Reports and the Draft Report, no facts or circumstances exist which would necessitate any material adverse change in the required reserves above those reflected in the PMACIC Financials or the HMR Financial Statements.  True, complete and correct copies of all reports and opinions of independent actuaries relating to the reserves of either PMACIC or HMR as of any date since December 31, 2006 have been made available or furnished to the Buyer prior to the date of this Agreement.  The information and data furnished by PMACIC or HMR to its independent actuaries in connection with the preparation of each such report and opinion were accurate in all material respects.

5.14 Environmental Matters.

5.14.1 Each of the Companies has complied at all times with all applicable Environmental Laws.

5.14.2 No property currently or formerly owned, leased or operated by any of the Companies (including soils, groundwater, surface water, buildings or other structures) is contaminated by any Hazardous Substance.

5.14.3 None of the Companies is subject to liability for any Hazardous Substance disposal or contamination on any third party property.

5.14.4 None of the Companies has been associated with any release or threat of release of any Hazardous Substance that could result in claims for personal injury or property damage.

5.14.5 None of the Companies has received any notice, demand, letter, claim or request for information alleging that any of the Companies may be in violation of or subject to liability under any Environmental Law.

5.15 Licenses.

5.15.1 PMACIC is duly qualified and licensed as a property and casualty insurance company in the Commonwealth of Pennsylvania and is in good standing as such in such Commonwealth.  Schedule 5.15.1 lists and provides a description of the jurisdictions in which PMACIC currently possesses all governmental qualifications, registrations, privileges, permits, licenses, franchises, certificates, variances, exemptions, exceptions, orders and other governmental authorizations, consents, clearances and other approvals (the “Licenses”) to conduct insurance and/or reinsurance business (collectively, “Insurance Licenses”).  PMACIC is not required by applicable Law to have any other Licenses for the legal and valid (i) conduct of its business as presently conducted or (ii) ownership, use and operation of its assets and properties.  PMACIC has heretofore made available to the Buyer true and complete copies of all of such Insurance Licenses as are currently in effect.  All Insurance Licenses are valid and in good standing and are in full force and effect, except as otherwise noted on Schedule 5.15.1.

5.15.2 HMR is duly qualified and licensed as an Unrestricted Class B Insurer by the Cayman Islands Monetary Authority in the Cayman Islands (pursuant to the “Cayman Islands License”) and is in good standing as such in the Cayman Islands.  HMR is not required by any applicable Law to have any License for the legal and valid (i) conduct of its reinsurance business in the Cayman Islands or (ii) ownership, use and operation of its assets and properties other than the Cayman Islands License.  HMR has heretofore made available to the Buyer a true and complete copy of the Cayman Islands License, which is valid and in good standing and in full force and effect.

5.15.3 PMA RE is duly organized as a corporation under the laws of the Commonwealth of Pennsylvania and is in good standing as such in the Commonwealth of Pennsylvania.  PMA RE is not required by any applicable Law to have any License for the legal and valid (i) conduct of its business in the Commonwealth of Pennsylvania or (ii) ownership, use and operation of its assets and properties.

5.15.4 Except as set forth in Schedule 5.15.4, neither the Seller nor any Company has received at any time since January 1, 2006, any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any License, or any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any License, in each case, that has not been resolved fully and satisfactorily.  PMACIC, HMR and PMA RE have filed all reports, notifications and filings with, and have paid all regulatory fees to, the applicable Governmental Authority necessary to maintain all of their Licenses in full force and effect.

5.16 Insurance or Reinsurance Issued by PMACIC or HMR.

5.16.1 Except as set forth in Schedule 5.16.1, all insurance policies, binders, endorsements, and certificates, and all amendments, applications, endorsements and riders pertaining thereto issued by any of the Companies and all reinsurance agreements where any of the Companies is a reinsurer (collectively, the “Insurance Contracts”), have been, to the extent required by applicable Law, issued on forms approved by all applicable Government Authorities or filed with and not objected to by such Government Authorities within the period provided by applicable Law for objection.  Except as indicated in Schedule 5.16.1, all such forms comply in all material respects with, and have been administered in accordance with, applicable Law.  Any rates for insurance provided under any of the Insurance Contracts of any of the Companies that are or were required to be filed with or approved by any Government Authority have been so filed or approved, and the rates used by the Companies conform in all respects thereto.

5.16.2 Except as set forth in Schedule 5.16.2, all Insurance Contract benefits payable by or on behalf of any Company have in all respects been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such exceptions for which the applicable Company believes there is a reasonable basis to contest payment.

5.16.3 No claim or assessment is pending nor, to the Knowledge of the Seller, threatened against any Company by any state insurance guaranty associations or similar organizations in connection with such association’s fund except for (i) regular periodic assessments in the Ordinary Course of Business or (ii) as set forth in Schedule 5.16.3; provided, that any claim or assessment set forth in Schedule 5.16.3 must also contain the amount reserved by the applicable Company with respect to such claim, as reflected in the most recent of the PMACIC Financials or in the HMR Financial Statements, as applicable.

5.16.4 None of the Companies have written, issued, reinsured or assumed any new Insurance Contracts since December 22, 2003.

5.17 Reinsurance Agreements.  Schedules 5.17(a), (b) and (c) set forth a true, complete and correct list of all reinsurance, coinsurance or retrocession treaties, agreements, slips, binders, cover notes or other arrangements of any kind (each, a “Reinsurance Agreement”) in force as of the Original Execution Date where any of the Companies is a ceding insurer and any terminated or expired Reinsurance Agreement under which there remains any outstanding liability.  All of the Reinsurance Agreements other than the commuted Reinsurance Agreements disclosed in Schedule 5.34 are valid and enforceable against the applicable Company and, to the Knowledge of the Seller, against the other parties thereto in accordance with their terms and are in full force and effect.  Neither the applicable Company nor, to the Knowledge of the Seller, any of the other parties thereto is in breach or default under any Reinsurance Agreement.  Neither the

Seller nor any Company has received any written notice from any applicable reinsurer that any outstanding amount of reinsurance ceded by a Company is or will be uncollectible or otherwise defaulted upon.  All of the Reinsurance Agreements satisfy all risk-transfer criteria for reinsurance under GAAP (with respect to Reinsurance Agreements for which HMR is a party) and SAP (with respect to Reinsurance Agreements for which PMACIC is a party), except for those set forth in Schedule 5.17(d).

5.18 Insurance.  Schedule 5.18 sets forth a true, correct and complete list of all current property and liability insurance policies covering any Company or its assets and properties, and all current pending claims under such policies.  All such policies (or renewals or replacements thereof) are in full force and effect and will remain in effect until immediately prior to the Closing, and no Company is in default of any provision thereof, except for such defaults that, individually or in the aggregate, have not had, and would not be reasonably expected to have a Material Adverse Effect.

5.19 No Breach.  The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby (the “Contemplated Transactions”) will not (i) violate or conflict with any provision of any Organizational Documents; (ii) require the Companies or the Seller to obtain any consent, approval, authorization or action of, or make any filing with or give any notice to, any Person, including any consent or waiver pursuant to any Contract or which may be required to prevent the counterparty thereto from terminating such Contract, except (y) as set forth on Schedule 5.19 (the “Required Consents”) and (z) for approvals or filings required under Laws governing Pennsylvania insurance companies generally or Cayman Islands insurance companies generally (the “Insurance Regulatory Approvals”, each as set forth on Schedule 5.19); (iii) if the Required Consents and the Insurance Regulatory Approvals are obtained, violate, result with the passage of time or the giving of notice, or both, in the breach of any of the terms of, result in a modification of the effect of, otherwise cause the termination of or constitute a default under, or cause additional fees to be due or give any Person any rights of termination, amendment, acceleration or cancellation of, any contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, permit, franchise, commitment, agreement or other binding arrangement (collectively, the “Contracts”) excluding intercompany agreements between the Seller or its Affiliates and the Companies to which any of the Companies or the Seller is a party or by or to which any of them or any of their Assets (including the Shares) may be bound or subject, or result in the creation of any Lien upon the Assets of the Companies or the Seller (including the Shares) pursuant to the terms of any such Contract; (iv) if the Required Consents and Insurance Regulatory Approvals are obtained, violate any Order of any Governmental Authority against, or binding upon, the Companies or the Seller or upon any of their Assets (including the Shares) or upon their respective businesses; or (v) if the Required Consents and Insurance Regulatory Approvals are obtained, violate any Law; other than, in the case of clause (iii) above, where such violation, conflict, breach, modification, termination or Lien does not and would not reasonably be expected to result in a Material Adverse Effect.

5.20 Claims and Proceedings.

5.20.1 Other than as claims under Insurance Contracts issued by the Companies that may arise in the Ordinary Course of Business and except as set forth in Schedule 5.20.1, there are no actions, suits, claims or legal, administrative or arbitral proceedings or investigations (collectively, “Claims”) pending, or to the Knowledge of the Seller threatened, (i) against or involving the Companies or any of their Assets or (ii) against the Seller or which questions the legality or the validity, or the due performance by the Seller, of this Agreement or any other Transaction Agreement; provided, that any Claim set forth in Schedule 5.20.1 must also contain the amount reserved by the applicable Company with respect to such Claim, as reflected in the most recent of the PMACIC Financials or the HMR Financial Statements, as applicable.

5.20.2 Schedule 5.20.2 sets forth a true, complete and correct copy of all bad faith Claims and Claims certified or seeking certification for a class against any Company, which, as of the date of this Agreement, have not been resolved, closed, settled, withdrawn, dismissed or terminated in their entirety; provided, that any Claim set forth in Schedule 5.20.2 must also contain the amount reserved by the applicable Company with respect to such Claim, as reflected in the most recent of the PMACIC Financials, HMR Financial Statements or PMA RE Financial Statements, as applicable.

5.21 Intercompany Relationships.  Schedule 5.21 sets forth a list and description of all (i) Contracts between any of the Companies, on the one hand, and the Seller or any of its Affiliates, on the other hand, (ii) services provided by the Seller or any of its Affiliates with respect to the business of the Companies utilizing either (A) assets or properties not owned by the Companies or (B) employees that are not employees of any of the Companies and the manner in which the costs of providing such services have been allocated to the Companies, (iii) except for (A) the loans represented by the Intercompany Notes and (B) the Support Agreements, loans, payables, receivables, and other accounts between any of the Companies, on the one hand, and the Seller or any of its Affiliates, on the other hand, and (iv) assets and properties (whether real, personal, mixed, tangible or intangible) that are owned, beneficially or of record by the Seller or any of its Affiliates and all Contracts to which the Seller or any of its Affiliates is a party, in each case used in the operation of the business of the Companies.

5.22 Material Contracts.  Other than intercompany Contracts between the Seller or its Affiliates and the Companies and except as otherwise set forth on Schedule 5.22, there are no material Contracts to which the Companies are a party on the date hereof, including but not limited to: (i) partnership, limited liability company, joint venture or other similar agreements; (ii) Contracts containing covenants of the Companies not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Companies in any line of business or in any geographical area; (iii) Contracts relating to the borrowing of money; (iv) management, employment, non-competition, non-solicitation Contracts and other similar agreements; (v) Contracts with any other insurance company, managing general agent, underwriting manager or any other Person, pursuant to which any Company has delegated underwriting and/or claims settlement authority; (vi) Contracts with any Governmental Authority; (vii) agency, brokerage or other similar insurance sales or marketing Contracts; (viii) guaranties; (ix) any Contracts that contain obligations of any Company in excess of $25,000; and (x) any other Contracts (each of (i) through (x), “Material Contracts”).  To the Knowledge of the Seller, the Companies are not a party to any oral Contract, except as otherwise set forth on Schedule 5.28.7(ii).

5.23 Status of Contracts.  Except as set forth in Schedule 5.23, each Contract to which any Company is a party constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth in Schedule 5.19 and except for those Contracts that by their terms will expire prior to the Closing Date) will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party.  Each Company has fulfilled and performed its obligations under each Contract to which it is a party, and the Companies are not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any such Contracts and, to the best of the Seller’s Knowledge, no other party to any such Contract has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any Company or by any such other party.  None of the Seller or any of the Companies are currently renegotiating any Contract to which any of the Companies is a party or paying liquidated damages in lieu of performance thereunder.

5.24 Real Estate.  The Companies do not own or beneficially hold any real property or any interests in real property.  The Companies are not a party to any leases or subleases under which any of the Companies is the lessor or lessee of any real property (or any amendments thereto or guarantees with respect to which), or any agreements by which the Companies have any right to purchase, acquire, sell or dispose of any material interest in real property, except as set forth in Schedule 5.24 (the “Leases”).  Complete and accurate copies of each of the Leases and any documents or instruments affecting the rights or obligations of any of the parties thereto have been made available or furnished to the Buyer prior to the date of this Agreement.

5.25 Intellectual Property.

5.25.1 Schedule 5.25.1 contains a list of all registered Copyrights, applications to register Copyrights and material unregistered Copyrights, Patent Rights and Trademarks (including all assumed or fictitious names under which any of the Companies has within the previous four (4) years conducted business), in each case owned by, licensed or used by any of the Companies primarily in connection with its business.

5.25.2 Schedule 5.25.2 contains a list and description (showing in each case by owner, licensor or licensee) of all Software owned by, licensed to or used by any of the Companies primarily in connection with its business, except Software licensed to any of the Companies that is commercially available and subject to “shrink-wrap”, “click-through” or similar license agreements.

5.25.3 Schedule 5.25.3 contains a list and description (showing in each case the parties thereto) of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to (i) any Copyrights, Patent Rights or Trademarks listed in Schedule 5.25.1; (ii) any Trade Secrets owned by, licensed to or used by any of the Companies primarily in connection with its business or (iii) any Software listed in Schedule 5.25.2.

5.25.4 Except as disclosed in Schedule 5.25.4, the Companies either (i) own the entire right, title and interest in and to the Intellectual Property and Software included in the Assets,

free and clear of any Liens; or (ii) have the perpetual, royalty-free right to use the same.  The Intellectual Property and Software owned by, licensed to or used by the Companies and included in the Assets are sufficient for the conduct of the business of each Company as it is currently conducted.

5.25.5 Except as disclosed on Schedule 5.25.5: (i) all registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 5.25.1 as being owned by the Companies are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Companies is valid and enforceable; (iii) the Companies have the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Companies and included in the Assets; and (iv) there is no pending or threatened action by the Companies against any other Person with respect to the infringement or unauthorized use of the Intellectual Property and Software owned by the Companies and included in the Assets, and to the Seller’s Knowledge, there is no basis for any such action.

5.25.6 Except as set forth in Schedule 5.25.6, no infringement of any Intellectual Property of any other Person has occurred or results in any way from the operations of the business of any of the Companies, no claim of infringement of any Intellectual Property of any other Person has been made or asserted in respect of the operations of the business of any of the Companies and the Seller has not had notice of, or Knowledge of any basis for, a claim against the Seller that the operations, activities, products, software, processes or services of the business of any of the Companies infringe on any Intellectual Property of any other Person.

5.25.7 Except as disclosed on Schedule 5.25.7: (i) the Software owned by the Companies and included in the Assets (the “Owned Software”) is not subject to any transfer, assignment, site, equipment or other operational limitations; (ii) the Companies have maintained and protected the Owned Software (including all source code and system specifications) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; and (iv) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person.

5.25.8 Except as disclosed on Schedule 5.25.8, all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material owned by the Companies and included in the Assets, including the Owned Software, on behalf of the Companies or any predecessor in interest thereto, either (i) is a party to a “work-for-hire” agreement under which the Companies are deemed to be the original author/owner of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Companies (or such predecessor in interest, as applicable) all right, title and interest in such material.

5.26 Third Party Rights.  Except as set forth in Schedule 5.26 no third Person has any rights to any Asset of the Companies, tangible or intangible, in whole or in part (including any patent, copyright, trade secret, business name, trade name, trademark or proprietary information).

5.27 Title to Assets. At the Closing, the Companies will own all right, title and interest in all of the Assets reflected in the Seller’s Asset Statement free and clear of any Liens, subject only to Liens on statutory deposits with state insurance departments, the rights of trustees and reinsureds with respect to Assets of the Companies held in trust for the benefit of reinsureds and the rights of reinsureds to Assets held by the Companies under funds withheld arrangements.

5.28 Employees and Related Agreements; ERISA.

5.28.1 Schedule 5.28.1 sets forth a list of each Company Plan (as defined in Section 5.28.14).  Schedule 5.28.1 separately lists the Company Plans that are maintained by the Companies and the Company Plans that are maintained by the ERISA Affiliates (as defined in Section 5.28.14) of the Companies.  Except as set forth in Schedule 5.28.1, neither the Companies nor any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any pension plan which is subject to Section 412 of the Code  or Section 302 of ERISA or Title IV of ERISA (the “Pension Plans”). None of the Companies or any ERISA Affiliate currently maintains, contributes to or has any liability under or, at any time during the past six (6) years has maintained or contributed to, any Company Multiemployer Plan (as defined in Section 5.28.14).

5.28.2 The Seller has delivered or made available to the Buyer, with respect to each Company Plan, true, correct and complete copies, where applicable, of:  (i) all plan documents and amendments, trust agreements and insurance and annuity contracts, policies (or a written summary of any unwritten Company Plan) and expense sharing contracts, agreements or arrangements between any of the Companies and any ERISA Affiliate; (ii) the most recent IRS determination letter; (iii) the Annual Reports (Form 5500 Series) and accompanying schedules and financial reports, as filed, for the most recently completed three plan years; (iv) the summary plan description currently in use; and (v) copies of correspondence from the IRS or the Department of Labor regarding any plan audit or investigation or any intent to conduct a plan audit.

5.28.3 Each Company Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS that such plan is so qualified under the Code; and, to the Knowledge of the Seller, no circumstance exists which might cause such plan to cease being so qualified.

5.28.4 Each Company Plan complies in all material respects, and has been administered to comply in all material respects, with all applicable Laws, and there has been no notice issued nor any ongoing audit or investigation by any Governmental Authority questioning or challenging such compliance, and there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Seller, threatened involving any such plan or the assets of any such plan.

5.28.5 Except as set forth in Schedule 5.28.5, none of the Companies has any obligations under any of the Company Plans or otherwise to provide health, death or other welfare benefits to or in respect of their former employees, except as specifically required by the continuation requirements of Part 6 of Title I of ERISA or any other applicable Law (the “Retiree Plans”).

5.28.6 None of the Companies has any material liability of any kind whatsoever, whether direct, indirect, contingent or otherwise, (i) on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) under Section 502(i) or Section 502(l) of ERISA or Section 4975 of the Code, (iii) under Section 302 of ERISA or Section 412 of the Code or (iv) under Title IV of ERISA.

5.28.7 The Companies will not incur any liability or acceleration of benefits under any Company Plan solely on account of the consummation of the Contemplated Transactions, alone or together with any other event.  Except as set forth in Schedule 5.28.7, (i) each Company Plan or the participation of the employees of the Companies in the Company Plans, is terminable at the discretion of and without cost to the Companies and (ii) none of the Companies nor any officer, director, agent or employee of the Companies has made any statement regarding any Company Plan which could result in liability in excess of that set forth in such Company Plan.

5.28.8 All required contributions and premium payments by the Companies to or on behalf of the Company Plans have been made or properly accrued on the financial statements of the Companies.

5.28.9 Except as set forth in Schedule 5.28.9, no amount paid or payable (whether in cash, in property, or in the form of benefits) by any of the Companies in connection with the proposed transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Code Section 280G.

5.28.10 Each Company Plan that is a nonqualified deferred compensation plan within the meaning of, and subject to, Code Section 409A either (i) has been operated and maintained by the Seller and the Companies in good faith compliance according to the requirements of Code Section 409A or (ii) has not been materially modified (as defined under Code Section 409A) on or after October 3, 2004, and all amounts under such plan were deferred and vested as of December 31, 2004.

5.28.11 None of the Companies maintains or has any obligations or liabilities with respect to any Company Plan subject to the Laws of any jurisdiction outside of the U.S.

5.28.12 Schedule 5.28.12 contains:  (i) a list of all employees of the Companies as of October 1, 2009; (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees) provided by the Companies to any such employees; (iii) a list of all present or former employees of the Companies paid in excess of $50,000 in calendar year 2008 who have terminated or given notice of their intention to terminate their relationship with the related Company or Subsidiary since January 1, 2008; (iv) a list of any increase, effective after October 1, 2009, in the rate of base compensation of any employees of the Companies if such increase exceeds 10% of the previous annual salary of such employee; (v) a list of all substantial changes in job assignments of, or arrangements with, or promotions or appointments of, any employees of the Companies whose compensation as of October 1, 2009 was in excess of $50,000 per annum; and (vi) (A) with respect to each person set forth in clause (i) above (other than employees whose employment will terminate on or before December 31, 2009), (1) the percentage of salary to which such person would be entitled, pursuant to the Fourth Amended and Restated PMA Capital Insurance Company Employee Retention Plan, effective as of January 1, 2010, if such person remained an employee of the related Company through December 31, 2009 and (2) the amount to which such person would be entitled under the Seventh Amended and Restated PMA Capital Insurance Company and PMA Re Management Company Amended and Restated Severance Pay Plan, effective as of January 1, 2010 (the “Severance Plan”), if such person would be terminated by such Company on January 1, 2010 and (B) (1) the amount accrued by the Seller as of September 30, 2009 with respect to the Severance Plan and (2) a good faith estimate of the amount to be accrued by the Seller as of December 31, 2009 with respect to the Severance Plan.

5.28.13 Except as set forth in Schedule 5.28.13, none of the Companies is involved in any transaction or other situation with any employee, officer, director or Affiliate of such Person which may be generally characterized as a “conflict of interest”, including direct or indirect interests in the business of competitors, suppliers or customers of such Person.

5.28.14 As used herein, (i) “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA (other than a Company Multiemployer Plan)), a “welfare plan” (as defined in Section 3(1) of ERISA), or any other written or oral employment, bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement, agreement or understanding, in each case established or maintained by any of the Companies or any of their ERISA Affiliates for the benefit of any current or former employee of the Companies or as to which any of the Companies have contributed or otherwise may have any liability; (ii) “Company Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which any of the Companies or any of their ERISA Affiliates are or have been obligated to contribute or otherwise may have any liability; and (iii) “ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered a single employer with any of the Companies pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

5.29 Employee Relations.  Except as set forth in Schedule 5.29, the Companies have complied with all applicable Laws relating to prices, wages, hours, discrimination in employment and collective bargaining and are not liable for any arrears of wages or any employment and withholding taxes or penalties for failure to comply with any of the foregoing.  None of the Companies is a party to, affected by or, to the Knowledge of the Seller, threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving such Person’s employees.  Schedule 5.29 sets forth a description of any union organizing or election activities involving any non-union employees of the Companies which have occurred since January 1, 2005 or, to the Knowledge of the Seller, are threatened as of the date hereof.  The Companies are in compliance with the Workers Adjustment and Retraining Notification Act and have no liabilities pursuant to such Act.

5.30 Operations of the Companies.  Except as set forth in Schedule 5.30, except for the Intercompany Notes, the Support Agreements and the Travelers Commutation and except as specifically contemplated by this Agreement, since June 30, 2007 (unless otherwise indicated), (i) there has not occurred any event or events that (A) individually or in the aggregate, have had, or could reasonably be expected to have, a Material Adverse Effect, or (B) were such event or events to occur after the date of this Agreement, would otherwise require approval of the Buyer in accordance with Section 7.1 hereof, and (ii) the Companies (A) have conducted their respective businesses in the Ordinary Course of Business, and (B) have not:

(i)           incurred any indebtedness for borrowed money;

(ii)
amended any Organizational Document or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any shares of their capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

(iii)
issued or sold any shares of any class of their capital stock, or any securities convertible into or exchangeable for any such shares; or issued, sold, granted or entered into any subscriptions, options, warrants, conversion or other rights agreements to purchase or acquire any such securities;

(iv)	declared, set aside or paid any dividends or distributions on, or made any other distributions in respect of, any securities;

(v)
mortgaged or pledged any of their Assets, except for Liens on statutory deposits with state insurance departments, Assets of the Companies held in trust for the benefit of reinsureds and Assets of the Companies held under funds withheld arrangements;

(vi)
prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, positions, elections or methods which would have the effect of deferring income to periods for which the Buyer is liable pursuant to Section 7.5 or accelerating deductions to periods for which the Seller is liable pursuant to Section 7.5), nor has the Seller or any Subsidiary done so;

(vii)
since October 1, 2009, made, granted or promised any bonus or any wage or salary increase to any employee, officer or director, or made, granted or promised any other change in employment terms for any employee, officer or director;

(viii)	since December 31, 2007, amended, terminated or authorized the amendment or termination of any Company Plan; or

(ix)	taken any action or, to the Knowledge of Seller, omitted to take any action that would result in the occurrence of any of the foregoing.

5.31 Bank Accounts.  There has been delivered to the Buyer a true, correct and complete list of all the bank accounts, including escrow, trust and custodial accounts, of the Companies, including trust accounts for which any of the Companies are either a grantor or a beneficiary, together with the names of persons authorized to draw thereon.

5.32 Books and Records.  The Books and Records of each Company are true, complete and correct in all material respects and have been maintained in accordance with sound business practices and in accordance with all applicable Laws.  At the Closing, all of such Books and Records will be in the possession of the Companies.

5.33 Use of Corporate Funds.  There are no situations with respect to the  business of any Company which involved or involves (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder or (iv) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

5.34 Claims Payments and Commutations.  Schedule 5.34 sets forth a true and correct listing of (i) all commutations or cancellations of any PMACIC or HMR reinsurance agreement since January 1, 2008,  (ii) all claims payments or settlements of any PMACIC or HMR reinsurance agreement since January 1, 2009 involving an amount greater than $1,000,000 and (iii)  all run-off, claims handling or any other subcontracting services transactions undertaken by the Companies since January 1, 2009.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents, warrants and covenants to the Seller, and acknowledges that the Seller intends to rely upon such representations, warranties and covenants, as of the Original Execution Date and as of the Closing Date (in both cases, except for Buyer Representations relating to another date) as follows:

6.1 Due Incorporation and Authority.   The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Bermuda.

6.2 Authority to Execute and Perform Agreement; Enforceability.  The Buyer has the full legal right and power and all corporate authority and approvals required to execute and deliver this Agreement and to perform fully its obligations hereunder.  This Agreement has been duly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Seller) is a valid and binding obligation of the Buyer enforceable in accordance with its terms.

6.3 No Breach.  The execution, delivery and performance of this Agreement by the Buyer and the consummation of the Contemplated Transactions will not (i) violate any provision of the Certificate of Incorporation or Bye-laws (or comparable instruments) of the Buyer; (ii) require the Buyer to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person, except as set forth in Schedule 6.3 (the “Buyer’s Consents”); (iii) if the Buyer’s Consents are obtained, violate any Order of any Governmental Authority against, or binding upon, the Buyer or upon any of its properties or upon its business; or (iv) if the Buyer’s Consents are obtained, violate any Law; other than, in the case of clauses (iii) and (iv), where such violation would not have a Material Adverse Effect on the financial condition, results of operations or business of the Buyer.

6.4 Claims and Proceedings.  Except as set forth in Schedule 6.4, there are no outstanding Orders of any Governmental Authority against or involving, or to the Knowledge of the Buyer threatened against, the Buyer, and no Claims pending against or involving the Buyer which would have a Material Adverse Effect on the ability of the Buyer to consummate the Contemplated Transactions.

6.5 Financing.  The Buyer has on the date of execution of this Agreement and will have at the Closing sufficient immediately available funds, in cash or pursuant to credit agreements in effect on the date of this Agreement, to pay the Purchase Price.

6.6 Purchase for Investment.  The Buyer is purchasing the Shares for its own account for investment and not for resale or distribution, and will not sell or otherwise transfer the Shares except in accordance with all applicable federal and state securities laws.  For purposes hereof, the foregoing representation shall not be deemed breached by reason of the Buyer’s subsequent transfer of any Company to an Affiliate of the Buyer.

6.7 No Intermediary Transaction Tax Shelter.  The Buyer shall not cause any of the Companies or the Subsidiaries (or any transferee of the assets of any Company or Subsidiary) to dispose of all or most of the assets of any of the Companies or the Subsidiaries in transactions in which gain is recognized for federal income Tax purposes within the twelve-month period ending on the first anniversary of the Closing Date.  This Section 6.7 shall not apply to any Section 338(h)(10) Companies and shall not apply to any transaction with respect to which substantially all of the gain recognized is not subject to United States federal income Tax.

ARTICLE 7

COVENANTS AND AGREEMENTS

7.1 Conduct of Business.

7.1.1 Except as contemplated by this Agreement or with the prior written consent of the Buyer during the period from the date of this Agreement to the Closing, the Seller shall cause the Companies to conduct their businesses only in the Ordinary Course of Business and shall use all commercially reasonable efforts to (i) preserve intact their respective material Assets, current business organizations and material relationships with third parties, (ii) preserve the relationships with agents, employees, suppliers, reinsurers and others having significant business dealings with such businesses, (iii) maintain in full force and effect until the Closing substantially the same levels of coverage of insurance with respect to the Assets, operations and activities of the Companies as are in effect as of the date of this Agreement, (iv) comply in all material respects with all Laws applicable to any of the Companies and (v) maintain in full force and effect, and comply with, all of the Insurance Licenses.  The Seller shall give the Buyer prompt notice of any event, condition or circumstance occurring from the date of this Agreement to the Closing Date that would constitute a material violation or breach of any representation or warranty of the Seller contained in this Agreement (including any Seller Representation (as defined in Section 10.1)), or cause such representation or warranty to be materially untrue as of the Closing Date (assuming such event, condition or circumstance existed on the Closing Date), or that would constitute a material violation or breach of any covenant of the Seller contained in this Agreement.

7.1.2 Without limiting the generality of the foregoing, from the date hereof through the Closing, except as expressly provided in this Agreement or consented to in writing in advance by the Buyer, and except for the Intercompany Notes, the Support Agreements and the Travelers Commutation, the Seller will cause the Companies not to:

(a) amend or modify their Organizational Documents or corporate structure;

(b) (A) issue, sell, transfer, grant, pledge, dispose of or otherwise encumber any securities of any Company, (B) declare, set aside or pay any dividends or distributions on, or make any other distributions in respect of, any securities, (C) split, combine or reclassify any of the outstanding securities of any Company or (D) purchase, redeem or otherwise acquire or dispose of any securities of any Company;

(c) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(d) fail to maintain in all material respects their books and records in accordance with SAP (with respect to PMACIC) or GAAP (with respect to PMA RE and HMR) (each the “Relevant Accounting Standard”) or make any change in any method of accounting or Tax, pension, actuarial or accounting practice, policy, principle or procedure, except as required by any changes in the Relevant Accounting Standard or applicable Law;

(e) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including, positions, elections or methods which would have the effect of deferring income to periods for which the Buyer is liable pursuant to Section 7.5 or accelerating deductions to periods for which the Seller is liable pursuant to Section 7.5);

(f) incur, authorize or commit to make any capital expenditure that exceeds $10,000 in the aggregate with the exception of any Budgeted Virtualization Project Expense;

(g) make, grant or promise any bonus or any wage or salary increase to any employee, officer or director, or make, grant or promise any other change in employment terms for any employee, officer or director, other than routine wage increases in the Ordinary Course of Business consistent with past practice;

(h) amend, terminate or authorize the amendment or termination of any Company Plan;

(i) except to the extent required by applicable Law, take any action that could reasonably be expected to result in (A) any representation and warranty of the Seller set forth in this Agreement (including any Seller Representation) ceasing to be true and correct in any material respect or (B) any condition to the Closing set forth in Article 8 not being satisfied;

(j) let lapse, cancel or abandon any Intellectual Property except if consistent with reasonable business judgment such Intellectual Property is no longer useful for the Companies’ respective businesses;

(k) sell, assign, transfer or otherwise dispose of any Asset, except in the Ordinary Course of Business;

(l) enter into any Contract which would have constituted a Material Contract if in force on the date of this Agreement or amend or terminate any existing Material Contract;

(m) enter into any Contract which would have constituted a Reinsurance Agreement if in force on the date of this Agreement or amend, terminate or commute any existing Reinsurance Agreement;

(n) settle any litigation, claims, actions, arbitrations, disputes, audits or other proceedings, other than ordinary course insurance policy claims, (A) as a result of which settlement, any of the Companies would be prevented or materially impaired or delayed in effecting the Closing, or (B) involving amounts due or alleged to be due to or from any of the Companies, in either case in an amount, in the aggregate, exceeding $100,000; provided, however, that the Companies shall promptly provide the Buyer with written notice of all ordinary course insurance claims;

(o) make any change in the claim adjustment, claim processing, claim payment, underwriting, pricing or reserving practices or policies of any of the Companies except as required by Law or by reason of a concurrent change in the Relevant Accounting Standard;

(p) declare, set aside or pay any dividends or distributions on, or make any other distributions in respect of, any securities; or

(q) take, offer, propose or authorize any of, or commit or agree to take any of, the foregoing.

7.2 Corporate Examinations and Investigations.  Prior to the Closing Date, the Seller will, and will cause the Companies to, give the Buyer and its employees and representatives, access to all of the Companies’ Assets, Books and Records (excluding employee medical records), to make such examination of the business, operations and financial condition of the Companies as the Buyer reasonably requests.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the Seller shall, and shall cause the Companies to, cooperate fully therein.  In order that the Buyer may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may wish of the affairs of the Companies, the Seller shall make available and shall cause the Companies to make available to the representatives of the Buyer during such period all such information and copies of such documents concerning the affairs of the Companies (excluding employee medical records) as such representatives may reasonably request, permit the representatives of the Buyer access to the physical premises of the Companies and the Seller and all parts thereof, and cause their officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such review and examination.  Following the Closing, the Seller shall keep confidential and shall not use in any manner (i) any information or documents obtained from the Companies concerning its Assets, businesses and operations, unless readily ascertainable from public or published information, or trade sources, and (ii) any documents obtained from the Companies and all copies or extracts thereof shall be returned to the Companies.

7.3 Publicity.  The Seller and the Buyer will consult with each other and will mutually agree upon the content and the timing of any press release or other public statements with respect to the Contemplated Transactions and shall not issue or make any such public statement or announcement (including any filings with the U.S. Securities & Exchange Commission) prior to such consultation and agreement, except as may be required by applicable Laws or stock exchange rules, provided, however, that the Seller and the Buyer will give prior written notice to the other party of the content and the timing of any such press release or other public statement required by applicable Laws or stock exchange rules.

7.4 Indemnification for Broker’s Fees.  The Seller agrees to indemnify and hold the Buyer harmless from any claim or demand for commission or other compensation by any broker, investment banker, finder or other Person acting in a similar capacity (a “Broker”) claiming to have been employed by or on behalf of the Companies or the Seller, except for any claim or demand made by Friedman, Billings, Ramsey Group Inc. (“FBR”) with respect to its representation of the Buyer or any Affiliate of the Buyer in connection with this Agreement or the Contemplated Transactions.  Except for FBR and any commission or fee payable to FBR by the Buyer in connection with this Agreement or the Contemplated Transactions, the Buyer represents and warrants to the Seller that no Broker has acted on behalf of the Buyer in connection with this Agreement or the Contemplated Transactions, and that there are no brokerage commissions, finders’ fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Buyer, or any action taken by the Buyer. The Buyer agrees to indemnify and hold the Seller and its Affiliates harmless from and against any claim or demand for commission or other compensation in connection with this Agreement or the Contemplated Transactions by any Broker claiming to have been employed by or on behalf of the Buyer.

7.5 Tax Matters.

7.5.1 The Seller shall prepare and timely file, or cause to be prepared and timely filed, when due (taking into account all extensions properly obtained) (i) all Tax Returns that are required to be filed by or with respect to any of the Companies or any Subsidiary on a combined, consolidated or unitary basis with the Seller or any Affiliate thereof relating to taxable years or periods beginning on or before the Closing Date (including any Straddle Period) and (ii) all other Tax Returns that are required to be filed by or with respect to any of the Companies or any Subsidiary on or before the Closing Date, and in each case shall pay, or cause to be paid, all Taxes shown as due on such Tax Returns, any amendments thereto and any audits thereof.

7.5.2 The Seller shall be liable for and pay, and will indemnify and hold the Buyer and the Companies harmless from and against any Loss (as defined in Section 10.4) resulting from, (i) any Taxes imposed on any of the Companies or any Subsidiary, or for which any of the Companies or any Subsidiary may otherwise be liable, as a result of having been a member of a Company Group (including, Taxes for which any of the Companies or any Subsidiary may be liable pursuant to Treasury Regulations § 1.1502-6 or similar provisions of state, local or foreign law as a result of having been a member of a Company Group and any Taxes resulting from any of the Companies or any Subsidiary ceasing to be a member of any Company Group), (ii) any and all Taxes imposed on any of the Companies or any Subsidiary, or for which any of the Companies or any Subsidiary may otherwise be liable, for any taxable year or tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including any obligations to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to any Company Group), (iii) any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Taxes imposed on the Contemplated Transactions and (iv) all Section 338 Taxes.

7.5.3 The Buyer shall prepare and file, or cause to be prepared and filed, when due (taking into account all extensions properly obtained) all Tax Returns that are required to be filed by or with respect to any of the Companies or any Subsidiary other than those returns referred to in Section 7.5.1 and shall pay, or cause to be paid, all Taxes shown as due on such Tax Returns, any amendments thereto and any audits thereof.

7.5.4 The Buyer shall be liable for and pay, and will indemnify and hold the Seller harmless from and against any Loss resulting from, (i) any and all Taxes due or payable by any of the Companies or any Subsidiary for any taxable year or tax period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (ii) for any Taxes due or payable with respect to Tax Returns that are required to be filed by or with respect to any of the Companies or any Subsidiary on a combined, consolidated or unitary basis with the Buyer or any Affiliate thereof relating to taxable years or periods beginning on or after the Closing Date; provided, however, that the Buyer shall not be liable for or pay, and shall not indemnify or hold harmless the Seller from and against any Loss resulting from any Taxes for which the Seller is liable under this Agreement (including, under Section 5.11).

7.5.5 The Seller and the Buyer, when applicable, shall reimburse the other party for the Taxes which the Seller or the Buyer, as the case may be, is liable pursuant to this Section 7.5 but which are remitted in respect of any Tax Return to be filed by the other party pursuant to this Section 7.5 upon the written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by the Seller or the Buyer, as the case may be, but in no event earlier than ten (10) days prior to the due date for paying such Taxes. In no event shall the foregoing reimbursement obligations be limited in any way by limitations set forth in Section 10.4; provided, however, that such reimbursement shall not be duplicative of any indemnification amount under Section 10.4 or Section 10.5, as applicable.  All Tax Returns which the Seller is required to file or cause to be filed in accordance with Section 7.5.1 shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including, but not limited to, positions, elections or methods which would have the effect of deferring income to periods for which the Buyer is liable under this Section 7.5 or accelerating deductions to periods for which the Seller is liable under this Section 7.5).

7.5.6 For purposes of Sections 7.5.2 and 7.5.4, whenever it is necessary to determine the liability for Taxes of any of the Companies or any Subsidiary for a Straddle Period, the determination of the Taxes of such Company or such Subsidiary for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of such Company or such Subsidiary for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of such Company or such Subsidiary were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two (2) taxable years or periods on a daily basis.

7.5.7 (A)  Except as provided for in clause (B) below, if the Buyer receives a credit with respect to, or refund of, any Tax for which the Seller is liable under this Agreement, the Buyer shall pay over to the Seller the amount of such refund or credit within fifteen (15) days after receipt or entitlement thereto.  In the event that any refund or credit of Taxes for which a payment has been made to the Seller by the Buyer is subsequently reduced or disallowed, the Seller shall indemnify and hold harmless the Buyer for any Tax assessed against the Seller by reason of the reduction or disallowance.

(B)           If the Seller becomes entitled to a credit with respect to, or refund of, Taxes for which it is liable under this Section 7.5 to indemnify the Buyer, and such refund or credit is attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to any of the Companies or any Subsidiary, the Seller shall pay to the Buyer the amount of such refund or credit within fifteen

(15) days after receipt or entitlement thereto. If the Buyer, any of the Companies or any Subsidiary becomes entitled to a refund or credit of Taxes for which the Seller is liable under this Section 7.5 to indemnify the Buyer, any of the Companies, or any Subsidiary, and such refund or credit is attributable to the carryback of losses, credits or similar items from a taxable year or period that begins after the Closing Date and is attributable to any of the Companies or any Subsidiary, the Seller shall not be entitled to the amount of such refund or credit, nor shall the Seller be obligated under the preceding sentence to pay the Buyer the amount of such refund or credit.  In the event that any refund or credit of Taxes for which a payment has been made to the Buyer by the Seller is subsequently reduced or disallowed, the Buyer shall indemnify and hold harmless the Seller for any Tax assessed against the Seller by reason of the reduction or disallowance.

(C)           For purposes of this Section 7.5, Tax refunds shall include any interest that is paid as part of the payment of such refunds, reduced by the increase in the original payee’s federal, state, local, foreign or other Taxes attributable to such interest after taking into account any offsetting deductions or credits from other sources.

7.5.8 The Seller and the Buyer agree to make a joint election for each of the Companies (other than HMR) and all Subsidiaries (other than non-U.S. Subsidiaries) (the “Section 338(h)(10) Companies”) under Section 338(h)(10) of the Code and under any applicable similar provisions of state or local law (individually, a “Section 338(h)(10) Election” and collectively, the “Section 338(h)(10) Elections”), with respect to the Buyer's purchase of the Shares or any deemed purchase of shares of such Subsidiaries.  The Seller represents that an election under Section 338(h)(10) of the Code is available for each of the Section 338(h)(10) Companies in connection with the Contemplated Transactions.  In addition, the Seller and the Buyer agree that to the extent the Section 338(h)(10) Companies are insurance companies for U.S. federal income tax purposes, the Companies will be treated as entering into an assumption reinsurance transaction pursuant to Treasury Regulation 1.338-11.  The Seller shall prepare Internal Revenue Service Form 8023 (and any required attachments and schedules thereto) and any similar state and foreign forms (and any required attachments and schedules thereto) that may be required to make the Section 338(h)(10) Elections (collectively, the “Forms”) and shall submit the Forms to the Buyer no later than thirty (30) days prior to the date the Forms are required to be filed.  The Buyer agrees to provide the necessary information to the Seller in connection with the preparation of the Forms. The Buyer shall duly sign and date such Forms and return the Forms to the Seller promptly and no later than ten (10) days prior to the date the Forms are required to be filed.  The Seller shall then timely file the Forms with the appropriate tax authorities.  If any changes are required in the Forms as a result of information which is first available after the Forms are prepared, the parties will promptly agree on such changes.

Within sixty (60) days following the Closing Date, the Buyer shall deliver to the Seller a schedule (the “Preliminary Allocation Schedule”) allocating the aggregate deemed purchase price and adjusted grossed-up basis (as determined under Section 338 of the Code and applicable Treasury Regulations thereunder) for the assets of each of the Section 338(h)(10) Companies among the assets of each of the Section 338(h)(10) Companies.  The Seller agrees that promptly upon receiving the Preliminary Allocation Schedule, it shall negotiate with the Buyer to agree on revisions to the Preliminary Allocation Schedule (as agreed between the Seller and the Buyer, the “Allocation Schedule”).  The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder.

If, within fifteen (15) days following delivery of the Preliminary Allocation Schedule by the Buyer to the Seller, the Buyer and the Seller are unable to agree on an Allocation Schedule, the Buyer shall promptly cause an independent appraiser selected by the Buyer and reasonably acceptable to the Seller (the “Appraiser”) to conduct and to deliver to the Buyer and the Seller, within sixty (60) days following delivery of the Preliminary Allocation Schedule by the Buyer to the Seller, an appraisal (the “Appraisal”) of the fair market value as of the Closing Date of the assets of each of the Section 338(h)(10) Companies.  The cost of the Appraisal shall be paid one-half by the Seller and one-half by the Buyer.

Within fifteen (15) days following receipt of the Appraisal, the Buyer shall deliver to the Seller a schedule (the “Revised Allocation Schedule”) allocating the deemed sales price (as determined under Section 338 of the Code and applicable Treasury Regulations thereunder), for the assets of each of the Section 338(h)(10) Companies among the assets of each of the Section 338(h)(10) Companies.   The Revised Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder and in accordance with the Appraisal.

The Buyer and the Seller each agrees to file all federal, state, local and foreign Tax Returns in accordance with the Allocation Schedule or the Revised Allocation Schedule, as the case may be, and not to take, or cause to be taken, any action that would be inconsistent with or prejudice any Section 338(h)(10) Elections.

7.5.9 If the Buyer or any of the Companies becomes aware of any pending or threatened federal, state, local or foreign Tax audits, assessments, official inquiries, examinations or proceedings that could reasonably result in an official determination with respect to any material Taxes for which the Seller would be liable pursuant to this Section 7.5, the Buyer shall promptly so notify the Seller in writing; provided that failure to comply with this provision shall not affect the Buyer’s right to indemnification hereunder except to the extent such failure materially impairs the Seller’s ability to contest any such Tax liabilities. If the Seller becomes aware of any pending or threatened federal, state, local or foreign Tax audits, assessments, official inquiries, examinations or proceedings that could reasonably result in an official determination with respect to any material Taxes related to the business, activities or assets of the Companies (including, any pending or threatened federal, state, local or foreign Tax audits, assessments, official inquiries, examinations or proceedings with respect to any Consolidated Return), the Seller shall promptly so notify the Buyer, in writing; provided that failure to comply with this Section 7.5.9 shall not affect the Seller’s right to indemnification hereunder except to the extent such failure materially impairs the Buyer’s ability to contest any such Tax liabilities.

7.5.10 The Seller shall have the sole right to exercise control over the contest and/or settlement of any issue raised in any official inquiry, examination, audit or proceeding that relates to Taxes for which the Seller is liable to the Buyer under Section 7.5.2 and which relate to taxable periods ending on or before the Closing Date, and the Seller shall pay any and all expenses incurred in connection therewith; provided, however, that the Seller shall have no right to represent any of the Companies’ or any Subsidiary’s interests in any Tax audit or administrative or court proceeding unless the Seller shall have first notified the Buyer in writing of the Seller’s intention to do so and shall have agreed with the Buyer in writing that, as between the Buyer and the Seller, the Seller shall be liable for any Taxes that result from such official inquiry, examination, audit or proceeding; provided, further, that the Buyer and its representatives shall be permitted, at the Buyer’s expense, to be present at, and participate in, any such audit or proceeding. Nothing herein shall be construed to impose on the Buyer or any Affiliate thereof any obligation to defend any of the Companies or any Subsidiary in any Tax audit or administrative or court proceeding.  The Buyer shall have the sole right to defend any of the Companies and each Subsidiary with respect to any issue arising with respect to any such Tax audit or administrative or court proceeding to the extent the Buyer shall have agreed in writing to forego any indemnification under this Agreement with respect to such issue. Notwithstanding the foregoing, neither the Seller nor any Affiliate of the Seller shall be entitled to settle or compromise, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes of the Buyer, any of the Companies, any Subsidiary or any Affiliate thereof for any period after the Closing Date to any extent unless the Seller has indemnified the Buyer against the effects of any such settlement (including, but not limited to, the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments, the lengthening of any amortization or depreciation periods, the denial of amortization or depreciation deductions, or the reduction of loss or credit carryforwards) without the prior written consent of the Buyer, which consent may be withheld in the sole discretion of the Buyer.

7.5.11 The Buyer shall have the sole right to exercise control over the contest and/or settlement of any issue raised in any official inquiry, examination or proceeding with respect to Taxes of any of the Companies and any Subsidiary for which the Buyer is liable to the Seller under this Section 7.5, and the Buyer shall pay any expenses incurred in connection therewith; provided that (i) the Buyer shall keep the Seller informed of all material developments with respect to such inquiry, examination or proceeding if it relates to any Tax for which the Seller could be liable under Section 7.5.2 and (ii) the Buyer shall not settle or compromise any such inquiry, examination or proceeding that relates to any Tax for which the Seller could be liable under Section 7.5.2 without the consent of the Seller, which consent shall not be unreasonably withheld.

7.5.12 The Seller and the Buyer shall (and shall cause their respective Affiliates to): (i) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in clause (iii) of Section 7.5.2 (relating to sales, transfer and similar Taxes); (ii) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Section 7.5, and in connection therewith provide the other party necessary powers of attorney; (iii) cooperate fully in preparing for and conducting any audits of, or disputes with Tax authorities regarding, any Tax Returns of the Companies and each Subsidiary; (iv) make available to the other and to any Tax authority as reasonably requested all information, records, and documents relating to Taxes of the Companies and each Subsidiary; (v) furnish the other with copies of all correspondence received from any Tax authority in connection with any Tax audit or information request with respect to any such taxable period; and (vi) provide reasonable cooperation to each other in connection with the preparation of, filing and signing of any Tax election, Tax consent or certification, or any claim for refund.

7.5.13 Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 7.5 shall be unconditional and absolute and shall remain in effect until the expiration of all applicable statutes of limitation on the assessment of taxes.

7.6 Intercompany Obligations.  Except for the intercompany obligations set forth in Schedule 7.6 and except for the Intercompany Notes and the Support Agreements, the Seller shall, and shall cause its Affiliates to, take such action and make such payments as may be necessary so that, concurrently with the Closing, the Companies, on the one hand, and the Seller and its Affiliates (other than the Companies), on the other, shall settle, discharge, offset, pay or repay in full all intercompany loans, notes, and advances regardless of their maturity and all intercompany receivables and payables for the amount due, including any accrued and unpaid interest to but excluding the date of payment (the “Intercompany Obligations”); provided, however, that if each such item is not paid in full in cash, the method of discharge must be reasonably satisfactory to the Buyer; and provided, further, that no payment shall be made by the Companies (regardless of the method of payment) with respect to any Intercompany Obligation under this Section 7.6 unless (i) such Intercompany Obligation is reflected on the Financial Statements and the payment with respect to such Intercompany Obligation is in an amount no greater than the amount set forth on the Financial Statements with respect to such Intercompany Obligation or (ii) such Intercompany Obligation was incurred by one of the Companies after September 30, 2009 in the Ordinary Course of Business.

7.7 Intercompany Arrangements.  Except (i) as otherwise contemplated by this Agreement or the other Transaction Agreements, (ii) as set forth on Schedule 7.7 or (iii) for the Intercompany Notes and the Support Agreements, the Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to terminate prior to or concurrently with the Closing Date all Contracts, commitments and other instruments, arrangements, relationships and understandings between the Companies, on the one hand, and the Seller and its Affiliates (other than the Companies), on the other.

7.8 Management Company Employees.

7.8.1 The Buyer shall, from the Closing Date until June 30, 2010, maintain the Seller’s vacation policy in effect on the Closing Date.  The Companies shall be responsible for all severance and benefit claims related to the Companies’ employees arising out of or resulting from or relating to their employment or the termination of their employment with the Companies.

7.8.2 Nothing herein shall be construed as giving any employee of the Companies any right to continued employment with the Buyer or the Companies on or after the Closing Date.

7.8.3 After the Closing Date and through the time periods set forth on Schedule 7.7, the Companies’ employees, to the extent they were employed by the Companies prior to the Closing Date, and their dependents, shall be eligible to continue their participation in the Seller’s health and disability benefit plans at the same cost and level of coverage as in effect immediately prior to the Closing Date.  The Seller shall pay any premiums and take any other actions necessary for the continuation of coverage under the Seller’s health and disability benefit plans; provided, however, the Buyer shall reimburse the Seller at its current rate of 9.4% of base salaries in connection with continuing such coverage.  The Buyer shall remit such payment to the Seller along with proof of base salaries paid not later than thirty (30) calendar days following each payroll cycle.

7.8.4 Schedule 7.8.4 sets forth the Company Plans that the Buyer will assume pursuant to the terms of this Agreement.  For the avoidance of doubt, the Buyer will not assume any Company Plans that are not listed on Schedule 7.8.4.

7.8.5 The Seller shall retain and be responsible for all liabilities in connection with (i) the Pension Plans, including, any contributions to the Pension Plans or liabilities arising out of, resulting from or relating to any of the Companies withdrawing from the Pension Plans, (ii) the Retiree Plans, (iii) any Company Plan that is not maintained by the Companies or not expressly assumed by the Buyer or the Companies hereunder and (iv) claims incurred prior to the Closing Date by employees of the Companies and their eligible dependents under any Company Plan, other than the Pension Plans, that is maintained by the Companies.  The Buyer shall be responsible for all liabilities in connection with claims incurred on and after the Closing Date by employees of the Companies and their eligible dependents under any Company Plan, other than the Pension Plans, that is maintained by the Companies or expressly assumed by the Buyer hereunder or any employee benefit plan established by the Buyer or the Companies on or after the Closing Date.  The Buyer will assume and pay, or make available, as the case may be, to each employee of the Companies after the Closing Date all vacation earned and accrued, but not paid on or before the Closing Date.

7.9 Ancillary Agreements.  At or prior to the Closing Date, (i) the Seller and the Companies will execute the Administrative Services Agreement, in substantially the form of Schedule 7.9 (the “ASA”), (ii) the Seller and PMACIC will execute the Support Agreements and (iii) the Seller will issue to PMACIC the Promissory Note, in substantially the form of Exhibit F-1 (the “Seller Promissory Note”), each with such changes therein as may be mutually acceptable to the parties hereto.

7.10 Ownership of HMR.   Prior to the Closing Date, the Seller shall cause, its subsidiary, Mid-Atlantic States Investment Company, to transfer of all its interest in HMR, to the Seller.

7.11 [RESERVED]

7.12 Outside Actuarial Study.  In addition to the actuarial study of Huggins Actuarial Services regarding PMACIC and HMR as of December 31, 2007, the Seller shall promptly, but in no event later than three (3) days after receipt, provide the Buyer with a copy of any independent or internal actuarial study of PMACIC or HMR, commissioned by the Seller prior to the Closing.  The Buyer acknowledges that it has received a copy of the Reports.

7.13 Consents of Third Parties; Governmental Approvals.

7.13.1 The Seller and the Buyer shall use all reasonable efforts to secure, before the Closing Date all Required Consents, in form and substance acceptable to the Seller and the Buyer; provided that the Companies and the Seller shall not make any agreement or understanding affecting the Shares, or the Companies as a condition for obtaining any such Required Consents except with the prior written consent of the Buyer.  During the period prior to the Closing Date, the Seller shall act diligently and reasonably to cooperate with the Buyer to obtain the Required Consents.

7.13.2 During the period prior to the Closing Date, the Seller, the Companies and the Buyer shall act diligently and use their reasonable efforts, and shall cooperate with each other, to secure any consents and approvals of any Governmental Authority required to be obtained by them in order to permit the consummation of the Contemplated Transactions, or to otherwise satisfy the conditions set forth in Article 9, including, but not limited to the filing of a Form A Statement with the Pennsylvania Department of Insurance; provided that none of the Companies or the Seller shall make any agreement or understanding affecting the Shares, the Companies or their Assets as a condition for obtaining any such consents or approvals, except with the prior written consent of the Buyer.  Between the date hereof and the Closing, the Seller and the Buyer shall each use their commercially reasonable efforts to perform, as soon as reasonably practicable, their respective obligations under this Agreement that are required to be performed to complete the Closing; provided, that neither the Seller nor the Buyer shall be required to waive, in whole or in part, any such conditions to Closing.

7.13.3 Prior to the Closing, the Seller and the Buyer shall promptly notify one another of any communication it receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed material written communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand; provided, however, that the Buyer may redact from such correspondence, filings and communications any confidential competitive information of the Buyer or its Affiliates.  Prior to the Closing, none of the Seller, the Companies or the Buyer shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other party in advance.  The Seller and the Buyer will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing; provided, however, that neither party shall be required to disclose to the other any of its or its Affiliates’ confidential competitive information.  Neither party shall be required to comply with any provision of this Section 7.13.3 to the extent that such compliance would be prohibited by applicable Laws.

7.13.4 Notwithstanding anything herein to the contrary, neither the Seller nor the Buyer shall be obligated to contest any final action taken by any Governmental Authority challenging the consummation of the Contemplated Transactions, and the Buyer shall be under no obligation whatsoever, in order to complete the Contemplated Transactions, to make or accept or engage in negotiations for any settlement with any Governmental Authority, or to agree to any arrangement, that would (i) require or involve the sale, disposition, or separate holding, through the establishment of a trust, or otherwise, of any of the Companies or any of the Assets acquired pursuant to this Agreement, or of any of the assets, properties or businesses of the Buyer or any of its Affiliates, or the making of any debt, equity investment or capital contribution in the Buyer or any of its Affiliates, (ii) require or involve any material modification of the existing capital structure of the Buyer or any of its Affiliates, (iii) involve any requirement or restriction on the business of the Companies or any business of the Buyer or any of its Affiliates or (iv) otherwise be reasonably likely to materially and adversely impact the economic or business benefits to the Buyer or its Affiliates of the Contemplated Transactions.

7.14 Further Assurances.  Each party will use commercially reasonable efforts to implement the provisions of this Agreement, and for such purpose, at the request of the other party will, at or after the Closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents, instruments, conveyances and assurances and take such other actions as the other party may reasonably deem necessary or desirable to implement any provision of this Agreement and to render effective the consummation of the Contemplated Transactions, including the transfer to the Buyer of the ownership of the Shares.  In addition, the Seller and the Buyer will cooperate to ensure to the extent practicable that all existing Insurance Licenses are retained by PMACIC and HMR through the Closing Date.

7.15 Books and Records of the Companies.

7.15.1 The Seller agrees to deliver to the Buyer at or as soon as practicable after the Closing, all Books and Records relating to the corporate governance of the Companies or  Insurance Licenses of PMACIC or HMR (including but not limited to, correspondence, memoranda, and the like).

7.15.2 For a period of seven (7) years following the Closing, or for such longer periods as may be required by applicable Laws, the parties hereto shall retain all books and records relating to the business of any Company in their respective possessions (a) relating to Taxes, including, accounting and tax records and information pertaining to events occurring prior to the Closing Date, and (b) required to be retained pursuant to obligations imposed by any Law (such books and records of the business of the Companies collectively, the “Records”).  During such period, each party shall provide the other with reasonable access to the Records for review and copying.

7.15.3 If original documents are required to respond to legal process in connection with the conduct by either party of any litigation, arbitration, audit, settlement proceedings or negotiations with third parties with respect to its conduct of the business of the Companies (“Legal Proceedings”), such party, subject to applicable laws, regulations or agreements, shall be permitted to remove such Records temporarily from the other party’s premises; provided that such party shall return such original documents to such other party as promptly as practicable after such time when such original documents are no longer required in connection with such Legal Proceedings.

7.15.4 If, in connection with Legal Proceedings, the Buyer or the Seller shall require the assistance of the other party’s employees, such party shall provide such employees to the requesting party as are reasonably required by such requesting party.  The requesting party shall pay such other party’s reasonable out-of-pocket costs incurred in connection with such use of such party’s employees and shall reimburse such party for the number of whole Business Days spent by each such employee in providing such services at the rate equal to the average daily gross pay (excluding the value of employee benefits) of such employee during each calendar month in which such services are performed.

7.16 Confidentiality Agreement.  Except to the extent inconsistent with the express terms hereof, the terms and conditions of that certain Confidentiality Agreement, dated as of May 3, 2007 (the “Confidentiality Agreement”), between Aries Partners Limited and PMACIC shall continue to apply to the Contemplated Transactions and are incorporated herein by reference and made a part hereof; provided that the Confidentiality Agreement shall not survive the Closing.

7.17 Negotiations with Others.  From the date hereof until the Closing, the Seller will not, and shall cause the Companies not to, directly or indirectly, without the prior written consent of the Buyer, (i) initiate discussions or engage in negotiations concerning any sale of the Shares or of any merger, sale of assets or similar transaction involving the Companies with, or (ii) furnish or cause to be furnished any non-public information concerning the Companies to, any Person other than the Buyer and its agents and representatives except in the Ordinary Course of Business.  The Seller agrees to disclose to the Buyer the existence and content of any formal inquiries by or discussions with any third party (including any Governmental Authority) relating to an acquisition of the stock or assets of the Companies as soon as practicable after they take place.

7.18 Assets and Liabilities.  The Seller shall cause the assets and liabilities of the Companies to be in compliance with Section 5.8 and 5.10, as applicable, at the Closing.

7.19 Post-Closing Payments.  The Seller shall cause any payments received by the Seller after the Closing that relate to the business of any Company to be promptly paid to the Buyer.

7.20 [RESERVED]

7.21 Invested Asset Statement.  Within five (5) days, but no later than two (2) days, prior to the Closing Date, the Seller shall deliver to the Buyer (i) the Invested Asset Statement, in a form reasonably acceptable to the Buyer, and (ii) a certificate from the Chief Financial Officer of the Seller certifying that the Invested Asset Statement was prepared in good faith and provides a true and accurate listing of, and a good faith calculation of the fair market value of, the Investment Assets of the Companies.

7.22 Additional Financial Statements.  Promptly, but in no event more than three (3) days, following filing with the applicable Governmental Authority, the Seller shall deliver to the Buyer copies of any financial statements filed with any Governmental Authority with respect to PMACIC or HMR.  Each of such financial statements (x) shall be prepared, in all material respects, in accordance with SAP or GAAP, as applicable, during the period involved; (y) shall be true and correct in all material respects and present fairly, in accordance with SAP or GAAP, as applicable, the financial position of PMACIC or HMR, as applicable, as of the date thereof and the statement of income, results of operations, changes in stockholders’ equity and cash flows of PMACIC or HMR, as applicable, for the period then ended; and (z) shall accurately reflect in all material respects the books of account and other financial records of PMACIC or HMR, as applicable.

7.23 Reinsurance Receivables and IBNR.  Within five (5) days, but no later than two (2) days, prior to the Closing Date, the Seller shall deliver to the Buyer (i) a statement, in a form reasonably acceptable to the Buyer, setting forth (a) a true and accurate list of all reinsurance receivables, excluding IBNR, from each individual reinsurer, as of September 30, 2009 and (b) the true and accurate amount of all IBNR with respect to reinsurance receivables, as of such date (the “Reinsurance Receivable Statement”) and (ii) a certificate from the Chief Financial Officer of the Seller certifying that the Reinsurance Receivable Statement was prepared in good faith.

7.24 Amendment of HMR Articles of Association.  Prior to the Closing, the Seller shall amend, or shall cause Mid-Atlantic States Investment Company to amend, the Articles of Association of HMR to eliminate the right of Captive Benefits Services, Inc. to appoint a director of HMR.

7.25 [RESERVED]

7.26 Amendment of the HMR Register of Members.  Prior to the Closing, the Seller shall cause HMR to amend the HMR Register of Members to confirm that the 40,000 preferred shares of HMR, par value $100.00 per share, have been redeemed and shall provide a certified copy of the revised HMR Register of Members to the Buyer.

7.27 Delivery of Pooled Companies Quota Share Agreement.  Prior to the Closing, the Seller shall deliver to the Buyer an executed and restated copy of the 100% quota share Reinsurance Agreement by and among Manufacturers Alliance Insurance Company, Pennsylvania Manufacturers’ Association Insurance Company and Pennsylvania Manufacturers Indemnity Company (as ceding insurers) and PMACIC (as the reinsurer) (the “Pooled Companies Quota Share Agreement”) in the form attached hereto as Exhibit I.

7.28 Contribution to PMACIC.

(a) Prior to the Closing, the Seller shall contribute $3,100,000 in cash to PMACIC in exchange for the Seller Surplus Note, and shall deliver to the Buyer, at the Closing, evidence reasonably satisfactory to the Buyer that such contribution was made.

(b) Simultaneously with the Closing, the Buyer shall contribute $2,000,000 in cash to PMACIC in exchange for the Buyer Surplus Note, and shall deliver to the Seller, at the Closing, evidence reasonably satisfactory to the Seller that such contribution was made.

7.29 Seller’s Asset Statement.  Within five (5) days, but no later than two (2) days, prior to the Closing Date, the Seller shall deliver to the Buyer (i) the Seller’s Asset Statement, in a form reasonably acceptable to the Buyer, and (ii) a certificate from the Chief Financial Officer of each of the Companies certifying that the Seller’s Asset Statement was prepared in good faith.

7.30 Capital Contribution.  The Seller shall contribute, prior to the Closing, $2,700,000 in cash to PMACIC, and shall deliver to the Buyer, at the Closing, evidence reasonably satisfactory to the Buyer that such contribution was made.

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE BUYER TO CLOSE

The obligation of the Buyer to enter into and complete the Closing is subject, at the option of the Buyer, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which (other than Section 8.2, insofar as it relates to the Pennsylvania Commissioner of Insurance, and the Pennsylvania Department of Insurance, and Section 8.3) may be waived by the Buyer in its sole discretion:

8.1 Representations and Covenants.  (i) The Seller Representations shall be true and correct in all respects when made and at and as of the Closing Date with the same force and effect as though made on and as of the Closing  Date (other than Seller Representations made as of another date, which Seller Representations shall have been true and correct as of such date); (ii) all covenants and agreements required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date shall have been performed and complied with in all material respects; and (iii) the Buyer shall have received a certificate of the Seller, dated as of the Closing Date and signed by a duly authorized executive officer, to such effect (the “Seller’s Closing Certificate”).

8.2 Consents and Approvals; Insurance Licenses.  All consents or approvals required for the consummation of the sale of the Shares and the Contemplated Transactions from the  Pennsylvania Commissioner of Insurance or the Pennsylvania Department of Insurance or any other Governmental Authority having jurisdiction over the Companies or the consummation of the Contemplated Transactions (including the Required Consents and the Insurance Regulatory Approvals) shall have been obtained and be in full force and effect.

8.3 Litigation.  No Claim shall have been instituted or threatened by or before any Governmental Authority, to restrain, modify or prevent the carrying out of the Contemplated Transactions.

8.4 Affiliate Transactions.  The Seller shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer that, except as set forth in Schedule 8.4 and except for the Intercompany Notes and the Support Agreements, all agreements between any of the Companies, on the one hand, and the Seller and/or any Affiliate of the Seller, on the other hand, shall have terminated without any continuing obligations of any of the Companies remaining thereunder.

8.5 Resignations and Terminations.  The Seller shall have caused the current Directors of the Companies to resign, and shall have obtained written resignations of such Directors.  No employees of any Company have been terminated or resigned from the Companies since January 1, 2008, except for those disclosed on Schedule 8.5, and Frank Pantazopoulos shall be employed by the Companies as of the Closing Date, in substantially the same capacity in which they are employed as of the date hereof.

8.6 Claims Payments and Commutations.  Except as set forth in Schedule 5.34 and except for the Travelers Commutation, no material commutation or cancellation of any PMACIC or HMR reinsurance agreement shall have occurred since January 1, 2008.  Except as set forth in Schedule 5.34, no material claims payment or settlement of any PMACIC or HMR reinsurance agreement shall have occurred since January 1, 2009.  Except as set forth in Schedule 5.34, no run-off, claims handling or any other subcontracting services transactions shall be undertaken by the Companies since January 1, 2009.

8.7 Corporate Actions.  Except as set forth in Schedule 8.7, no sale, disposal, merger, dividend or other material transaction shall have been undertaken by the Seller with respect to any aspect of the Companies since January 1, 2008.

8.8 FIRPTA Certification.  The Seller shall have delivered to the Buyer a certification of non-foreign status, in form and substance reasonably satisfactory to the Buyer, in accordance with Treasury Regulation § 1.1445-2(b), and the Buyer shall not have actual Knowledge that such certification is false and shall not have received a notice that such certification is false pursuant to Treasury Regulation § 1.1445-4.

8.9 No Material Adverse Effect.  There shall not have occurred since the date hereof any event or events that, individually or in the aggregate, have had a Material Adverse Effect.

8.10 Certain Required Consents.  The Seller shall have obtained, prior to the Closing Date, the Required Consents set forth on Schedule 8.10.

8.11 Delivery of the Invested Asset Statement, any other Financial Statements, the Reinsurance Receivable Statement and the Seller’s Asset Statement.  The Seller shall have delivered the Invested Asset Statement, any other financial statements, the Reinsurance Receivable Statement and the Seller’s Asset Statement to the Buyer in accordance with Sections 7.21, 7.22, 7.23 and 7.29.  The aggregate fair market value (as of the last calendar day of the month immediately prior to the Closing) of the Investment Assets listed in the Invested Asset Statement shall be greater than or equal to $83,007,814.

8.12 [RESERVED]

8.13 Amendment of HMR Articles of Association.  The Seller shall have amended, or shall have caused Mid-Atlantic States Investment Company to amend, prior to the Closing Date, the Articles of Association of HMR to eliminate the right of Captive Benefits Services, Inc. to appoint a director of HMR in accordance with Section 7.24.

8.14 [RESERVED]

8.15 Amendment of the HMR Register of Members.  The Seller shall have caused HMR to amend, prior to the Closing Date, the HMR Register of Members and shall provide a certified copy of the revised HMR Register of Members to the Buyer in accordance with Section 7.26.

8.16 Delivery of the Pooled Companies Quota Share Agreement.  The Seller shall have delivered to the Buyer, prior to the Closing Date, a copy of the Pooled Companies Quota Share Agreement in accordance with Section 7.27.

8.17 Ancillary Agreements.  (i) The Seller and the Companies shall have executed the ASA, (ii) the Seller and PMACIC shall have executed the Support Agreement and (iii) the Seller shall have issued to PMACIC the Seller Promissory Note, and the Seller shall have delivered a copy of each such agreement to the Buyer.

8.18 Contribution to PMACIC.  The Seller shall have contributed, prior to the Closing Date, $3,100,000 in cash to PMACIC in exchange for the Seller Surplus Note, and shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer that such contribution was made.

8.19 Capital Contribution.  The Seller shall have contributed $2,700,000 in cash to PMACIC, prior to the Closing Date, and shall deliver to the Buyer evidence reasonably satisfactory to the Buyer that such contribution was made.

ARTICLE 9

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER TO CLOSE

The obligation of the Seller to enter into and complete the Closing is subject, at the option of the Seller, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which (other than Section 9.2, insofar as it relates to, the Pennsylvania Commissioner of Insurance or the Pennsylvania Department of Insurance, and Section 9.3) may be waived by the Seller in its sole discretion:

9.1 Representations and Covenants.  (i) The Buyer Representations shall be true and correct in all respects (without giving effect to any limitations of Knowledge, materiality or “Material Adverse Effect” set forth therein) when made and at and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (other than Buyer Representations made as of another date, which Buyer Representations shall have been true and correct as of such date); (ii) all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date shall have been performed and complied with in all material respects; and (iii) the Seller shall have received a certificate of the Buyer, dated the Closing Date and signed by a duly authorized executive officer, to such effect (the “Buyer’s Closing Certificate”).

9.2 Consents and Approvals.  All consents or approvals required for the consummation of the sale of the Shares and the Contemplated Transactions from the  Pennsylvania Commissioner of Insurance or the Pennsylvania Department of Insurance or any other Governmental Authority having jurisdiction over any Company and the consummation of the Contemplated Transactions shall have been obtained and be in full force and effect.

9.3 Litigation.  No Claim shall have been instituted or threatened by or before any Governmental Authority, to restrain, modify or prevent the carrying out of the Contemplated Transactions.

9.4 Contribution to PMACIC.  The Buyer shall have contributed, simultaneously with the Closing, $2,000,000 in cash to PMACIC in exchange for the Buyer Surplus Note, and shall have delivered to the Seller evidence reasonably satisfactory to the Seller that such contribution was made.

ARTICLE 10

INDEMNIFICATION AND REMEDIES

10.1 Definition of “Seller Representations”, “Buyer Representations”. The “Seller Representations” means (i) all of the representations and warranties of the Seller set forth in Article 5 and (ii) the Seller’s Closing Certificate.  The “Buyer Representations” means (i) all of the representations and warranties of the Buyer set forth in Article 6 and (ii) the Buyer’s Closing Certificate.

10.2 Survival of Representations, Warranties and Covenants.  Subject to the limitations set forth in Section 10.7, all Buyer Representations and all Seller Representations and all covenants of each of the parties set forth in this Agreement, will survive the Closing.

10.3 Exclusive Remedies.

10.3.1 With the exception of any indemnification obligations set forth in Sections 7.4, 7.5 and 7.9.4 (each of which shall be governed thereby) or as otherwise provided in this Agreement, the rights and obligations with respect to indemnification set forth in this Article 10 will be the exclusive rights and obligations of the respective parties hereto with respect to any breach of any Buyer Representation, any Seller Representation or any covenant of any party hereto, except for any fraud, fraudulent breach or misrepresentation.  The rights and obligations of the respective parties hereto set forth in this Article 10, and any claims or causes of action by a party under this Agreement or the Confidentiality Agreement to enforce any covenant of a party hereto set forth in this Agreement or the Confidentiality Agreement will be the exclusive rights and obligations of the Seller and the Buyer with respect to the business or ownership of the Companies, the Shares, the events giving rise to this Agreement and the Contemplated Transactions.  Without limiting the generality or effect of the foregoing, each of the Seller and the Buyer, hereby waives any claim or cause of action which it might be entitled to assert against the other, or any director, officer, employee, controlling person or Affiliate of such other party (including any claim or cause of action for misrepresentation or other cause under the common law, any securities, trade regulation, environmental or other law but not including any claim for fraud) by reason of this Agreement, the events giving rise to this Agreement and the Contemplated Transactions, except for claims or causes of action that may be made or brought under this Agreement to enforce the covenants of any party set forth herein or therein and claims or causes of action for intentional fraud.

10.3.2 Any knowledge, whether actual or constructive or whether acquired before, on or after the Original Execution Date, of a Buyer Indemnified Party (as defined in Section 10.4) of any fact or circumstance that could rise to a Loss (as defined in Section 10.4) resulting in an indemnity obligation by the Seller pursuant to Section 10.4 shall not be deemed to absolve the Seller of such indemnity obligation.  Any knowledge, whether actual or constructive or whether acquired before, on or after the Original Execution Date, of any Seller Indemnified Party (as defined in Section 10.5) of any fact or circumstance that could rise to a Loss resulting in an indemnity obligation by the Buyer pursuant to Section 10.5 shall not be deemed to absolve the Buyer of such indemnity obligation.

10.4 Indemnification by the Seller.  The Seller will indemnify and hold the Buyer, its Affiliates and their respective directors, officers, managers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and their heirs, successors and permitted assigns and the Companies (the “Buyer Indemnified Parties”) harmless from, against and in respect of any damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, costs and expenses,  (including all remediation costs, fines, penalties and expenses of investigation and ongoing monitoring, attorneys’ fees and out of pocket disbursements) (collectively, the “Losses”) imposed on, sustained, incurred or suffered by, or asserted or threatened against, any of the Buyer Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (i) any breach or inaccuracy of any Seller Representation or any representation or warranty made by the Seller in this Agreement or any other Transaction Agreement; (ii) any failure of the Seller to perform any covenant or agreement of the Seller contained herein or in any other Transaction Agreement; (iii) any Taxes for which the Seller is liable in accordance with Section 7.5 and for which the Seller is not otherwise liable to indemnify the Buyer under Section 10.4(i) or (ii); (iv) the Excluded Subsidiaries (or relating to the Excluded Subsidiaries); (v) the Pension Plans; (vi) the Lease Agreement or the Assignment and Assumption Agreement (to the extent such Loss arose or existed prior to the Closing Date); and (vii) the Platinum Dispute.  Subject to the following sentence, the Seller shall have no obligation to indemnify the Buyer under this Section 10.4(i) unless and until the aggregate amount of all Losses for which the Seller is liable under this Section 10.4 exceeds $100,000 at which time the Seller’s indemnity obligation shall extend to the entire amount of the Loss including the first $100,000 thereof.  In no event shall the aggregate liability of the Seller with respect to all claims of indemnification under clause (i) above exceed (A) $2,500,000 with respect to any Loss relating to or arising out of any Seller Representation or any representation or warranty made by the Seller in this Agreement or any other Transaction Agreement (other than the Seller Representation contained in Section 5.11) or (B) $2,500,000 with respect to any Loss relating to or arising out of Section 5.11; provided, however, that the limitations set forth in the preceding two (2) sentences of this Section 10.4 shall not apply to any Loss relating to or arising out of Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 or 5.8.3.

10.5 Indemnification by Buyer.  The Buyer will indemnify and hold the Seller and its directors, officers, managers, shareholders, partners, members, attorneys, accountants, agents, representatives and employees and its heirs, successors and permitted assigns, each in their capacity as such (the “Seller Indemnified Parties” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”), harmless from, against and in respect of any Loss imposed on, sustained, incurred or suffered by, or asserted or threatened against, any of the Seller Indemnified Parties, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to or arising out of (i) any breach or inaccuracy of any Buyer Representation or any representation or warranty made by the Buyer in this Agreement or any other Transaction Agreement for the period such representation or warranty survives, (ii) any failure of the Buyer to perform any covenant or agreement of the Buyer contained herein or in any other Transaction Agreement; and (iii) any Taxes for which the Buyer is liable in accordance with Section 7.5 and for which the Buyer is not otherwise liable to indemnify the Seller under Section 10.5(i) or (ii).  The Buyer shall have no obligation to indemnify the Seller under this Section 10.5(i) unless and until the aggregate amount of all Losses for which the Buyer is liable under this Section 10.5 exceeds $100,000 at which time the Buyer’s indemnity obligation shall extend to the entire amount of the Loss including the first $100,000 thereof.  In no event shall the aggregate liability of the Buyer with respect to all claims of indemnification under clause (i) above exceed $2,500,000.

10.6 Determination of Losses.  Losses shall be determined taking into account the actual amount of damage, deficiency, cost or expense incurred or suffered or the diminution of value of any property by reason of the event or condition giving rise to the obligation to indemnify as well as any insurance proceeds actually received by the indemnified party (other than from an insurer who is an Affiliate thereof).  Upon payment by the indemnifying party, such party shall receive from the indemnified party an assignment of the indemnified party’s rights and claims against insurers and others with respect to the event or condition giving rise to the obligation to indemnify.

10.7 Limitation on Claims.  No claim for indemnification under Section 10.4 or 10.5 based upon the breach of a representation or warranty (including a Seller Representation or a Buyer Representation) may be asserted unless notice shall have been given on or before the date specified below to the party from whom such indemnification may be sought that a breach of such representation or warranty has or may have occurred (identifying such representation or warranty with reasonable particularity).

(a) If such claim relates to any Buyer Representation in Section 5.1, 5.2, 5.3, 5.4, 5.5 or 5.6; no time limit shall apply;

(b) If such claim relates to any Seller Representation in Section 5.7, 5.8, 5.10, 5.11 or 5.14; five (5) years from the Closing Date; and

(c) If such claim relates to any other representation or warranty (including a Seller Representation or a Buyer Representation); two (2) years from the Closing Date.

10.8 Procedure for Indemnification – Third-Party Claims.

10.8.1 If an Indemnified Party shall desire to assert any claim for indemnification under this Article 10 in respect of, arising out or involving a claim or demand made by any Person (other than a party hereto or Affiliate hereof) against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall notify the indemnifying party of the Third-Party Claim after receipt by such Indemnified Party of notice of such Third-Party Claim; provided, however, that the failure to notify the indemnifying party of such Third-Party Claim will not relieve the indemnifying party of any liability that it may have to an Indemnified Party, except to the extent that the indemnifying party demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Party’s failure to give such notice.

10.8.2 If any Third-Party Claim is brought against an Indemnified Party and such Indemnified Party gives notice to the indemnifying party of the commencement of such Third-Party Claim, the indemnifying party will be entitled to participate in such Third-Party Claim and, to the extent that it wishes (unless (i) such Third-Party Claim involves potential conflicts of interest or substantially different defenses for the Indemnified Party and the indemnifying party, or (ii) the indemnifying party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third-Party Claim and provide indemnification under this Article 10 with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party.  Should the indemnifying party elect to assume the defense of such Third-Party Claim in accordance with the immediately preceding sentence and after notice from the indemnifying party to the Indemnified Party of its election to assume the defense thereof, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article 10 for any fees of other counsel or any other legal expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party, in connection with the defense of such proceeding, other than reasonable costs of investigation.   If the indemnifying party assumes defense of such Third-Party Claim, the Indemnified Party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in this Section 10.8.2), separate from the counsel employed by the indemnifying party.  The indemnifying party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof and as otherwise contemplated in this Section 10.8.  Whether or not the indemnifying party shall have assumed the defense of a Third-Party Claim pursuant to this Section 10.8.2, the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge such Third-Party Claim (the “Proposed Settlement”), and the Indemnified Party shall have no liability with respect to any such Proposed Settlement, unless (i) the Indemnified Party provides its prior written consent to such Proposed Settlement, (ii) such Proposed Settlement contains an unconditional release of the Indemnified Party from all liability in respect of the related Third-Party Claim and does not contain any finding or admission of any violation of any Law or any violation of the rights of any Person and does not effect on any other claims that may be made against such Indemnified Party, (iii) the sole relief provided in such Proposed Settlement is monetary damages which are paid in full by the indemnifying party and such Proposed Settlement does not subject any Indemnified Party to any injunctive relief or other equitable remedy and (iv) such Proposed Settlement does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.  The Seller shall have the right to control the defense of the Platinum Dispute in accordance with the procedures set forth in this Section 10.8.2.

10.8.3 If an Indemnified Party shall desire to assert any claim for indemnification provided for under this Article 10 other than a claim in respect of, arising out of or involving a Third-Party Claim, such Indemnified Party shall notify the indemnifying party in writing, and in reasonable detail (taking into account the information then available to such Indemnified Party), of such claim promptly after becoming aware of the existence of such claim; provided that the failure to give such notification shall not affect the indemnification provided for hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

10.9 Coordination with Tax Contests. If there shall be any conflicts between the provisions of this Article 10 and Sections 7.5.9 and 7.5.10 (relating to Tax contests), the provisions of Sections 7.5.9 and 7.5.10 shall control with respect to Tax contests.

10.10 Indemnification Payments on After Tax Basis.  Except as may otherwise be required by applicable Laws, all indemnification payments made hereunder shall be treated by the Seller and the Buyer for income Tax purposes as adjustments to the Purchase Price.  Each indemnity payment hereunder with respect to any Loss shall be calculated on an after-tax basis, which shall mean an amount which is sufficient to compensate the Indemnified Party for the event giving rise to such Loss (the “Indemnified Event”), determined after taking into account (i) all increases in federal, state, local or other Taxes (including estimated Taxes) payable by the Indemnified Party as a result of the receipt of the indemnity payment (as a result of the indemnity payment being included in income, resulting in a reduction of tax basis, or otherwise), (ii) to the extent not previously taken into account in computing the amount of such Loss, all increases in federal, state, local and other Taxes (including estimated Taxes) payable by the Indemnified Party for all affected taxable years and periods (including any increased Tax that results from the Indemnified Event causing a reduction in Tax basis) as a result of the Indemnified Event, and (iii) to the extent not previously taken into account in computing the amount of such Loss, all reductions in federal, state, local and foreign Taxes (including estimated Taxes) realized by the Indemnified Party for all affected taxable years and periods as a result of the Indemnified Event.  All calculations shall be made at the time of the relevant indemnification payment using reasonable assumptions (as agreed to by the indemnifying party and Indemnified Party) and present value concepts (using a discount rate equal to the applicable federal mid-term rate in effect for the month in which the Indemnified Event occurs (using semi-annual compounding) as published by the IRS.

ARTICLE 11

TERMINATION OF AGREEMENT

11.1 Termination.  This Agreement may be terminated prior to the Closing as follows:

11.1.1 at the election of the Seller, by written notice to the Buyer, if at any time the Buyer Representations shall fail to be true and correct, or the Buyer shall at any time have failed to perform and comply with all agreements and covenants of the Buyer contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 8.1 would not be fulfilled and (ii) shall not have been cured within ten (10) days of the receipt of written notice thereof by the Buyer from the Seller;

11.1.2 at the election of the Buyer, by written notice to the Seller, if at any time the Seller Representations shall fail to be true and correct, or the Seller shall at any time have failed to perform and comply with all agreements and covenants of the Seller contained in this Agreement requiring performance or compliance prior to such time, and in either case, such failure (i) shall be such that, if not cured, the conditions set forth in Section 9.1 would not be fulfilled and (ii) shall not have been cured within ten (10) days of the receipt of written notice thereof by the Seller from the Buyer;

11.1.3 at any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer; or

11.1.4 by either party, if the Closing has not occurred prior to March 31, 2010 or such later date as the parties may mutually agree; provided that no party may terminate this Agreement if the Closing has not occurred by reason of, or as a result of, such party’s failure to take any action required to fulfill any of its obligations hereunder.

11.2 Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give written notice of such termination (and the reason for such termination) to the other party to this Agreement.

11.3 Remedies After Termination.  If this Agreement terminates pursuant to Section 11.1.1 or 11.1.2, each party shall retain such rights as it may then have for damages or other relief by reason of any breach by the other party of such other party’s representations, warranties or covenants (including any breach of any Seller Representation and Buyer Representation).

ARTICLE 12

DEFINITIONS

12.1 Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

12.1.1 “Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by or under common Control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person.

12.1.2 “ALAE” means allocated loss adjustment expenses.

12.1.3 “Assets” means the assets of every type and description (including real, personal or mixed property whether tangible or intangible) that are owned, leased or licensed by the Companies.

12.1.4 “Assignment and Assumption Agreement” means the Assignment and Assumption of Lease and Consent, dated as of December 29, 2000, among the Lessor, Lorjo and PMACIC.

12.1.5 “Books and Records” shall mean originals and copies of all books, records, customer lists, policy information, contracts, administrative and pricing manuals, claim records, sales records, underwriting records, financial records, compliance records prepared for or filed with Governmental Authorities of the Companies, Tax Returns (including workpapers with respect to the Companies), Tax records and all other documents and information related to the operation of the Companies, each in the possession or control of the Seller, the Companies, or their Affiliates, whether or not stored in hardcopy form or on electronic, magnetic or optical media (to the extent not subject to licensing restrictions).

12.1.6 “Budget Virtualization Project Expenses” means the approved and budgeted expenses associated with PMACIC’s virtualization project, as described and in the amounts set forth on Exhibit D.

12.1.7  “Business Day” means any day other than a Saturday or Sunday or upon which banks in Philadelphia, Pennsylvania, London, England or Bermuda are authorized or required by law to close.

12.1.8 “Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of future laws.

12.1.9 “Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any of the Companies or any Subsidiary or any predecessor of or successor to any of the Companies or Subsidiary (or another such predecessor or successor), or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with any of the Companies or any Subsidiary or any predecessor of or successor to any of the Companies or any Subsidiary (or another such predecessor or successor).

12.1.10 “Contract” means as to any Person, any agreement, indenture, undertaking, debt, instrument, contract, lease or other commitment to which it is a party, by which it is bound or to which any of its assets or properties is subject.

12.1.11 “Control”, “Controlling” and “Controlled” means, as to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

12.1.12 “Copyrights” means U.S. and foreign copyrights, whether registered or unregistered, and pending applications to register the same.

12.1.13 “Dollars” means U.S.  Dollars.

12.1.14 “Draft Report” means the draft Examination of PMACIC Outstanding Losses and Loss Adjustment Expenses as of December 31, 2007 issued by Milliman, Inc. on December 5, 2008.

12.1.15 “Environmental Law” means any Law relating to (i) the protection of the environment or human health and safety (including air, surface water, groundwater, land or structures), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, release or disposal of, any Hazardous Substance or waste material, or (iii) noise, odor, mold, or any biological or infectious agents.

12.1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

12.1.17 “GAAP” means generally accepted accounting principles in the U.S., consistently applied.

12.1.18 “Governmental Authority” means any U.S. federal, state or local or any supra-national or non-U.S. governmental, political subdivision, governmental, regulatory or administrative authority, department, instrumentality, agency, body, bureau or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body, including the Cayman Islands Monetary Authority and the Cayman Islands Government.

12.1.19  “Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise regulated under applicable Law or a Government Authority, and includes petroleum products and byproducts, asbestos-containing material, polychlorinated biphenyls, lead-containing products, biological or infectious agents and mold.

12.1.20 “Identified Investments Promissory Note” means the Promissory Note dated December 24, 2009 issued by PMACIC in favor of the Seller as payment for certain investments held by PMACIC, in a form acceptable to the Buyer.

12.1.21  “Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

12.1.22 “Intercompany Notes” means (a) the Seller Promissory Note, (b) the Promissory Note dated December 30, 2008 issued by the Seller in favor of PMACIC attached hereto as Exhibit F-2, (c) the Identified Investments Promissory Note, (d) the Buyer Surplus Note and (e) the Seller Surplus Note.

12.1.23 “Invested Asset Statement” means a statement setting forth a listing and fair market value of each of the Investment Assets, as of the last calendar day of the month immediately prior to the Closing.

12.1.24 “IRS” means the Internal Revenue Service.

12.1.25 “Knowledge” or any similar phrase means (i) with respect to the Seller, the collective knowledge of Vincent T.  Donnelly or William E. Hitselberger after due inquiry and (ii) with respect to the Buyer, the collective knowledge of Brad Huntington or John Williams, after due inquiry.

12.1.26 “LAE” means ULAE and ALAE.

12.1.27 “Law” means any federal, state, local or foreign law, statute, code, ordinance, regulation, rule, interpretation, bulletin, circular letter, published opinion, license or permit enacted, adopted, issued or promulgated by any Governmental Authority (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements) or common law.

12.1.28 “Lease Agreement” means the Office Lease Agreement, between Nine Penn Center Associates, L.P. (the “Lessor”) and Lorjo Corp. (“Lorjo”), as subsequently amended by the First Amendment of Office Lease, dated as of October 30, 1996, between the Lessor and Lorjo, the Second Amendment of Office Lease, dated as of December 11, 1998, between the Lessor and Lorjo, the Third Amendment of Office Lease, dated as of May 16, 2001, between the Lessor and PMACIC, the Fourth Amendment of Office Lease, dated as of July 2, 2003, between the Lessor and PMACIC, the Fifth Amendment  of Office Lease, dated as of April 30, 2004, between the Lessor and PMACIC, the Sixth Amendment of Office Lease, dated as of June 14, 2004, between the Lessor and PMACIC and the Seventh Amendment of Office Lease, dated as of January 25, 2007, between the Lessor and PMACIC.

12.1.29 “Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities, properties, business or results of operations of the Companies, taken as a whole.

12.1.30  “Order” means any order, civil investigative demand, judgment, injunction, award, decree, declaration, arbitration award or writ issued by any Governmental Authority.

12.1.31 “Ordinary Course” or “Ordinary Course of Business” means the conduct of the business of the Companies in accordance with their normal day-to-day customs, practices and procedures as conducted from time to time during the past four (4) years prior to the date of this Agreement.

12.1.32 “Patent Rights” means U.S. and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

12.1.33 “Person” means any individual, corporation, limited liability corporation, partnership, limited liability partnership, joint venture, association, joint-stock company; trust, unincorporated organization, Governmental Authority or other entity.

12.1.34  “Platinum Dispute” means the claims and issues currently in dispute in connection with the arbitration and litigation currently on appeal from the United States District Court for the Eastern District of Pennsylvania between PMACIC and Platinum Underwriters Bermuda, Ltd. with respect to the Accident Year Aggregate Excess of Loss Reinsurance Agreement dated January 1, 2003.

12.1.35 “Reports” means (i) the Report of Examination of PMACIC as of December 31, 2007 issued by the Bureau of Examinations of the Commonwealth of Pennsylvania Insurance Department and (ii) the Analysis of Unpaid Loss and ALAE of PMACIC as of December 31, 2009 – Summary Report issued by Towers Perrin on November 2, 2009.

12.1.36 “Section 338 Taxes” shall mean any Taxes that would not have been imposed but for the Section 338(h)(10) Elections or any elections under state, local or other Tax law that are required to be made or deemed to have been made as a result of any Section 338(h)(10) Election.

12.1.37 “Seller’s Asset Statement” means the statement which contains a description, acquisition cost and market value, as of September 30, 2009, for each Asset owned by PMACIC, PMA RE or HMR as of such date, except for (i) Investment Assets and (ii) insurance and reinsurance liabilities that are properly reserved for in the PMACIC Financial Statements or HMR Financial Statements, as applicable.

12.1.38 “Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

12.1.39 “Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

12.1.40 “Subsidiary” shall mean any corporation, partnership, joint venture, limited liability company, or other entity in which any of the Companies (i) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (ii) is a general partner.

12.1.41 “Support Agreements” means (i) the Support Agreement between the Seller and PMACIC with respect to certain losses under specified reinsurance agreements for certain excess of loss worker’s compensation policies in substantially the form attached hereto as Exhibit G-1 and (ii) the Support Agreement between the Seller and PMACIC with respect to certain losses under specified reinsurance agreements for certain excess of loss liability policies in substantially the form attached hereto as Exhibit G-2.

12.1.42 “Taxes” (or “Tax” where the context requires) means (i) all federal, state, county, local, foreign and other taxes (including, net income, gross income, profits, severance, license, alternative or add-on minimum, value-added, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, stamp, withholding, employment, unemployment compensation, payroll-related, property and environmental taxes (including taxes under Code Section 59A), or any other tax, custom, duty, governmental fee or other like governmental charges and assessments of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority; and (ii) any liability of any of the Companies or any Subsidiary for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of any of the Companies or any Subsidiary under any Tax Sharing Arrangement or Tax indemnity arrangement.

12.1.43 “Tax Return” means all returns, declarations, reports, forms, estimates, information returns and similar statements required to be filed in respect of any Taxes (including any attached schedules), including, any information return, claim for refund, amended return or declaration of estimated Tax.

12.1.44 “Tax Sharing Arrangement” shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or included any of the Companies or any Subsidiary.

12.1.45 “Trade Secrets” means confidential ideas, know-how, concepts, methods, processes, documentation, policies, procedures, business methods, algorithms, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

12.1.46 “Trademarks” means U.S., state and foreign trademarks, service marks, internet domain names, logos, designs, slogans, product descriptions, trade dress, trade names, corporate names, and other trade designations, whether the foregoing are registered or unregistered, and all U.S. and foreign registrations and applications (whether pending or abandoned) to register the foregoing.

12.1.47 “Transaction Agreements” means this Agreement, any document, instrument or certificate delivered pursuant to this Agreement, the ASA, the Intercompany Notes, the Support Agreements, any collateral agreements executed in connection with the consummation of the Contemplated Transactions and any other agreement entered into pursuant to the terms hereof.

12.1.48 “Travelers Commutation” means the Settlement and Commutation dated December 19, 2008 by and between PMACIC and certain of its affiliated entities and The Travelers Companies, Inc. and certain of its affiliated entities.

12.1.49 “Treasury Regulations" means the regulations promulgated under the Internal Revenue Code of 1986, as amended (or corresponding future law), or corresponding future regulations.

12.1.50 “ULAE” means unallocated loss adjustment expenses.

12.1.51 “U.S.” means the United States of America.

ARTICLE 13

DISPUTE RESOLUTION

13.1 Consent to Jurisdiction and Service of Process.  Each party consents to the exclusive jurisdiction of the United States District Court of the Eastern District of Pennsylvania, for any legal action, suit or proceeding arising out of or in connection with this Agreement or the Contemplated Transactions.  Each party further waives any objection to the laying of venue for any such legal action, suit or proceeding in such Court.  Each party agrees that any service of process upon it that is mailed by registered or certified mail, return receipt requested, to such party at the address provided in Sections 14.1.1 or 14.1.2, as applicable, shall be deemed in every respect to be effective service of process upon such party in any such legal action, suit or proceeding.

13.2 Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy arising out of or in connection with this Agreement or the Contemplated Transactions is likely to involve complicated and difficult issues and therefore, each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or in connection with this Agreement or the Contemplated Transactions.

ARTICLE 14

NOTICES

14.1 Any notice, request, claim, demand or other communication required or permitted hereunder or under any other Transaction Agreement shall be in writing and shall be delivered personally or by U.S. mail, express courier or delivery service, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally or by U.S. mail, express courier or delivery service, telegraphed, telexed or sent by facsimile transmission, as follows:

(a) if to the Seller, to:

General Counsel
PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422

(b) if to the Buyer to:

Armour Reinsurance Group Limited
12, Bermudiana Road,
Hamilton HM 11
Bermuda
Attention:  Chief Executive Officer

With a copy in all cases to:

Sean Keyvan
Sidley Austin LLP
One South Dearborn
Chicago, IL  60603

14.2 Any party may by notice given in accordance with Section 14.1 to the other party designate another address or Person for receipt of notices hereunder.

ARTICLE 15

MISCELLANEOUS

15.1 Entire Agreement.  Except as otherwise expressly provided in this Agreement and the other Transaction Agreements (including the exhibits and schedules hereto and thereto),

this Agreement and the other Transaction Agreements contain the entire agreement among the parties hereto with respect to the purchase of the Shares and supersede all prior agreements, both written and oral, with respect thereto; provided that the Confidentiality Agreement shall not survive the execution and delivery hereof and the Closing.

15.2 Waivers and Amendments: Non-Contractual Remedies; Preservation of Remedies.  This Agreement and the other Transaction Agreements may be amended, superseded, canceled, renewed or extended, and the terms hereof or thereof may be waived, only by a written instrument signed by all parties to such agreement or, in the case of a waiver, by the party waiving compliance.

15.3 Governing Law.  This Agreement and the other Transaction Agreements shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed entirely within such Commonwealth without giving effect to the conflicts of law principles of such Commonwealth.

15.4 Binding Effect, No Third Party Beneficiary.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and the Companies and their respective successors and Permitted Assigns.  For purposes of this section, “Permitted Assigns” shall mean parties specifically consented to by the party not seeking assignment, except that the Buyer may assign any or all of its rights (including the right to purchase any of the Shares) to any of its Affiliates without the consent of the Seller; provided, however, that no such assignment shall release the Buyer from any liability or obligation under this Agreement.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Seller, the Buyer or the Companies any rights or remedies under or by reason of this Agreement or any of the Contemplated Transactions.

15.5 Counterparts.   This Agreement and the other Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies thereof each signed by less than all, but together signed by all of the parties thereto.  Delivery of an executed counterpart of a signature page to this Agreement or any other Transaction Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of any such agreement.

15.6 Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms “Article,” “Section,” “Exhibit” and “Schedule” are references to the Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) references to “$” shall mean U.S. dollars; (iv) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (v) the word “or” shall not be exclusive; (vi) provisions shall apply, when appropriate, to successive events and transactions and (viii) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; and (ix) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

15.7 Interpretation.  The parties hereto acknowledge and agree that each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision.

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WITNESS WHEREOF, the parties hereto have duly executed and delivered this Stock Purchase Agreement as of the date first above written.

PMA CAPITAL CORPORATION

BY: /s/ Stephen L. Kibblehouse
TITLE: Executive Vice President and General Counsel

ARMOUR REINSURANCE GROUP LIMITED

BY: /s/ John Williams
TITLE: President